[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.32

INTERNET SERVICES AGREEMENT

This Internet Services Agreement (“Agreement”) is made this 18th day of June, 2003 by and between YP Web Partners, L.L.C., d/b/a YPSolutions, a Louisiana limited liability company with offices at 3445 North Causeway Boulevard, Suite 401, Metairie, LA 70002 (“YPS”), and R.H. Donnelley Publishing & Advertising, Inc., a Kansas corporation, with offices at 5454 West 110th Street, Overland Park, Kansas 66211 (“Publisher”). YPS and Publisher are sometimes referred to herein as the “Parties” and individually as a “Party.”

Recitals

A.           YPS offers Internet services, including consulting, Internet yellow pages directory infrastructure, portal design, content, hosting, web site building, traffic optimization, and other services to telephone directory publishers.

B.            Publisher compiles, publishes and distributes printed white and yellow pages telephone directories in markets located in 18 states.

C.            YPS and Publisher desire to enter into a business relationship pursuant to which, among other things, (i) YPS will convert certain (as specified herein) of Publisher’s printed telephone directories into a digital format accessible on the Internet and build web sites for Publisher on which those digitized directories will reside, (ii) YPS will host and promote Publisher’s web sites on the Internet, including providing all hardware and software support necessary to host Publisher’s web sites and display Publisher’s directories on the Internet, (iii) YPS will provide Publisher with web-based listings management software and other tools necessary to permit Publisher’s maintenance and control of listings and graphic data on Publisher’s web sites, and (iv) YPS will provide training and support to Publisher’s technical staff to enable them to access and use YPS’s proprietary systems and software for the purpose of supporting and maintaining Publisher’s web sites.

D.           YPS and Publisher also desire to provide a framework for the addition of new products and services, such as services that support web based commercial transactions, which Publisher may elect to purchase from YPS during the term of this Agreement.

E.            This Agreement is intended to delineate the terms and conditions applicable to the products and services to be provided by YPS to Publisher within the context of the business relationship hereby established between the Parties.

Agreement

Now, therefore, in consideration of the mutual covenants set forth in this Agreement, YPS and Publisher agree as follows:

1.             Definitions. For the purposes of this Agreement, the following terms will have the indicated meanings:

1.1           “Beta Version” means the initial test system of each of Publisher’s Web Sites, which is tested through the Internet by Publisher.

1.2           “CityBoss Product” means YPS’s proprietary product that displays portal-based interactive community pages containing content such as:  local weather, headline news, maps/driving directions, event tickets, links to national Yellow Pages, stock quotes, an apartment finder, and relocation tools to users.

1.3           “Directory” or “Directories” means each and every issue of the printed white and/or yellow pages telephone directories published and distributed by Publisher that are individually or collectively subject to this Agreement by virtue of having been identified in or pursuant to this Agreement or that are added to this Agreement from time to time by Publisher in accordance with the terms hereof. Each issue of the Directories covered by this Agreement shall constitute a Directory for which the products and services contemplated in this Agreement shall be provided.

1.4           “Directory Content” means the white pages, yellow pages, and other sections and components of each of the Directories (including without limitation listings, display advertisements, in-column advertisements, extra lines, filler, disclaimers, call-out boxes, data files, reports, galley file, HIP file, WADS and CAPS files), which are delivered by or on behalf of Publisher to YPS.

1.5           “Directory Infrastructure Systems” means YPS’s server computer(s) and other hardware systems, and YPS’s ListBoss and PageBoss software programs and other software programs utilized by YPS in providing Web Site development and Web Site hosting services related to the Directories.

1.6           “Domain Name” is the alpha-numeric name associated with a Web Site, Web Page or Electronic Mail addressed to Publisher.

1.7           “Effective Date” means the day and year first above written on this Agreement.

1.8           “Electronic Mail” or “Email” means any communication transmitted via the Internet that is stored in the recipient’s Email box.

1.9           “Final Version” means the Beta Version of Publisher’s Directory that has been fully tested, modified, and accepted by Publisher for use on the World Wide Web.

1.10         “General Web Site Specifications” means the general specifications and requirements applicable to the Web Sites, which are set forth in Exhibit B to this Agreement.

1.11         “Hour” means 60 minutes spent by one developer.

1.12         “HTML Code” means hypertext mark-up language which is the language commonly used for developing the appearance of Web Sites.

1.13         “Intellectual Property Rights” means (i) rights in any patent, copyright, trademark, trade dress, and trade name, (ii) related registrations and applications for registration, and (iii) trade secrets, moral rights and good will.

1.14         “Internet” means the global computer network comprising interconnected networks using standard Protocols.

1.15         “Internet Service Provider” or “ISP” means an entity that enables the uploading and downloading of data between remote computers and the Internet.

1.16         “ListBoss Product” means YPS’s proprietary product that displays yellow pages listing information to users with a look and feel similar to that of popular web based search engines.

1.17         “Maintenance and Support Documentation” means and includes the organized collection of records that describes the structure, purpose, operation, maintenance, and data requirements for a computer program, operating system, or hardware device.

1.18         “PageBoss” means YPS’s proprietary product that displays yellow pages information to users with a look and feel similar to that of the printed Directories.

1.19         “Project Manager” means one of each Party’s employees designated from time to time by each Party who will act as a liaison between the Parties and as each Party’s respective project manager.

1.20         “Protocols” means a set of rules that regulate the way data is transmitted between computers, more specifically the Internet standard TCP/IP protocols, including standards for HTML Code.

1.21         “Significant Security Breach” means any unauthorized third party access to the Directory Infrastructure Systems or to YPS-protected data via an Internet connection. Significant Security Breaches are further defined in the Web Hosting Specifications attached to this Agreement as Exhibit C.

1.22         “Web Page” means each individual screen display contained in a Web Site consisting of information and data that is rendered by a web browser interface.

1.23         “Web Portals” means interactive, Publisher-branded Web Pages included within Web Sites that contain live links to web sites on the World Wide Web.

1.24         “Web Site” means all Web Pages associated with Publisher’s uniform resource locator (URL) that are stored on YPS’s Internet server computer.

1.25         “Web Site Specifications” means the specifications developed by the Parties pursuant to this Agreement that are specific to each Web Site. Unless otherwise provided in the Web Site Specifications for a particular Web Site, the Web Site Specifications shall be deemed to incorporate and include the General Web Site Specifications.

1.26         “Web Host” means an entity that stores third-party Web Sites on its Internet server computer, receives or stores commands or data transmitted by Internet users, transmits Web Page data to users’ Internet addresses, and performs maintenance of the systems used in the performance of such services.

1.27         “World Wide Web” or “WWW” is a subset of the Internet, and is a common system for browsing Internet Web Sites.

2.            Exhibits and Schedules. The following exhibits and schedules, which are attached to this Agreement, are incorporated into, and made a part of, this Agreement:

Exhibit / Schedule

Exhibit A – Directory Conversion Schedule

Exhibit B – General Web Site Specifications

Exhibit C – Web Hosting Specifications

Exhibit D – Enhancements and Upgrades Specifications

Exhibit E – Third Party Software List

Exhibit F – Directories List

Exhibit G – Project Compensation Schedule

Exhibit H – Form of Preferred Escrow Agreement

3.            Conversion of Directories. YPS will provide the following products and services to Publisher to facilitate the conversion of the Directories into an Internet-accessible format:

3.1           Conversion. Upon delivery of the Directory Content for each Directory, YPS will convert the Directory Content from Publisher’s publishing system format into the data format utilized by YPS and fully compatible with the Directory Infrastructure Systems (the “Internet Format”). The Directory Content shall be delivered by Publisher in the format specified in the Directory Conversion Schedule attached to this Agreement as Exhibit A.  The conversion of the Directory Content shall be done by YPS in accordance with the Directory Conversion Schedule.  The converted Directory Content shall conform to, and function under, standard HTML Code conventions.

3.2           Placement on Web Sites. Upon satisfactory conversion of a Directory’s Directory Content, YPS will incorporate the Directory Content into the Web Site developed for that Directory pursuant to this Agreement.  The parties acknowledge and agree that the Directory Content for each publication issue of a Directory covered by this Agreement will be incorporated into, and replace, the Directory Content of the previous issue of that Directory that has been incorporated into the Directory’s Web Site.

3.3           Conversion Due Dates. For each Directory, Publisher will deliver the Directory Content to YPS in accordance with the delivery schedule provided, or to be provided, in the Directory Conversion Schedule. Upon written notice to YPS, Publisher may modify the delivery schedule for any of the Directories, provided that Publisher complies with the minimum lead time requirements set forth in this Agreement.

3.4           Conversion Programming. To facilitate the conversion of the Directory Content to the Internet Format, YPS will develop one or more software conversion programs (“Conversion Utilities”) and/or modify the software programs utilized by the Directory Infrastructure Systems to permit the conversion of data from the format used by Publisher’s publishing systems to the Internet Format.  This conversion of the Directory Content, including the Conversion Utilities, shall conform to the standards, and be completed within the time deadlines, specified in the Directory Conversion Schedule.  Upon timely and satisfactory completion of the Conversion Utilities, YPS shall be entitled to bill Publisher for the one-time Initial Conversion Set-up Fee specified in the Project Compensation Schedule attached to this Agreement as Exhibit G.

3.5           Designation of Directories.

3.5.1        Initial Directories. The Parties agree that the July 2003 publication issue of Publisher’s Las Vegas, Nevada Sprint Yellow Pages telephone directory will be the first of the Directories subject to this Agreement. During the first year of this Agreement’s term, Publisher at its discretion may from time to time designate publication issues or other directories it publishes as Directories subject to this Agreement; Publisher shall make its designation by notifying YPS in writing of any such Directories.

3.5.2        IYP Plan. On or before the expiration of the first year of this Agreement’s term, Publisher shall develop and provide to YPS an Internet Yellow Pages Plan (the “IYP Plan”) consistent with the terms of this Agreement, which will provide a comprehensive designation of the publication issues of directories it publishes as Directories subject to this Agreement.  In developing the IYP Plan, Publisher shall have the right to designate anywhere from none to all of its directory publications as Directories subject to this Agreement. The Directories designated in the IYP Plan shall include the Directories previously designated as subject to this Agreement by Publisher; provided however that Publisher may elect not to include any such Directories for which YPS has not yet commenced providing the products and services contemplated herein. Publisher shall commit to implementing the products and services provided for in this Agreement that are identified in the IYP Plan for a minimum of two full publication cycles of each Directory designated in the Plan (inclusive of any publication cycles already commenced or completed with respect to Directories previously made subject to this Agreement), subject to Publisher’s right to substitute Directories as provided herein.

3.5.3        Additional and Substitute Directories. After submission of the IYP Plan, Publisher, at any time during the remaining term of this Agreement, may add other directories published by Publisher to, or substitute any such directories for one or more of, the Directories designated in the IYP Plan, provided the substitution of Directories does not result in a material decrease in the compensation payable to YPS pursuant to this Agreement. Publisher shall make such additions or substitutions by providing YPS with written notification thereof.

3.5.4        Information Required; Limitations on Designations. Publisher will provide YPS with the Print Delivery Start Date for each issue of each Directory designated, added or substituted by Publisher pursuant to written notifications provided by Publisher to YPS or as part of the IYP Plan submitted to YPS in accordance with the foregoing provisions. The Print Delivery Start Dates and other applicable production deadlines established by Publisher will be added to the Directory Conversion Schedule and YPS thereafter shall be obligated to provide the products and services contemplated by this Agreement with respect to all such Directories. Notwithstanding the Publisher’s discretion to designate, add and substitute Directories as subject to this Agreement, the designation, addition or substitution of any Directory that in effect would extend the term of this Agreement beyond December 31, 2006 may be made only upon the mutual, written agreement of the Parties.

3.5.5        Minimum Lead Time and Performance Deadlines. For each Directory, Publisher shall provide YPS with the minimum lead times specified in this Section, and YPS shall meet the performance deadlines required hereby and by other provisions of this Agreement, unless otherwise agreed by the Parties.

The Parties shall cooperate in good faith in making adjustments to the lead time and performance deadline requirements for each Directory, as necessary to coordinate YPS’s delivery of the Final Version of each Web Site with the printing and distribution schedules of the corresponding Directory. The minimum lead time and performance deadlines for each Directory are as follows:

(a) Publisher will provide YPS with notification of the designation, addition or substitution of any Directory made subject to this Agreement at least sixty (60) days prior to the Directory’s Print Delivery Start Date, except for Directories made subject to this Agreement pursuant to an exercise of Publisher’s First Option Right in accordance with Section 10.8 of this Agreement;

(b) Publisher will provide YPS with notification of any change in the Print Delivery Start Date for each Directory at least fifteen (15) days prior to the changed Print Delivery Start Date;

(c) The Parties will use commercially reasonable efforts to complete the development of Web Site Specifications for each Web Site at least thirty (30) days prior to the applicable Print Delivery Start Date;

(d) YPS will complete the conversion of each Directory and host the Beta Version of the Web Site relating thereto within ten (10) days of Publisher’s delivery of all of the Directory Content of such Directory.

4.             Web Site Development and Delivery. YPS will provide the following products and services to the Publisher to facilitate the placement of the Directories on one or more Web Sites developed for publication by YPS:

4.1           Web Site Development. YPS shall develop for Publisher a Web Site dedicated to each of the Directories converted to the Internet Format. Each Web Site shall be developed by YPS in accordance with the specifications and requirements to be developed by the Parties for that Web Site, which among other things shall graphically and textually illustrate the Web Pages to be incorporated into the Web Site (including images and graphics) and the functionality Publisher requires between (a) multiple Web Pages, (b) each Web Page and Internet users, and (c) the Web Site and other Web Sites on the World Wide Web (the “Web Site Specifications”). Without limiting the generality of the forgoing, each Web Site will include, or incorporate the features of, the PageBoss Product, and the ListBoss Product. The Web Site Specifications for each Web Site shall be consistent with the general specifications and requirements set forth in Exhibit B to the Agreement (the “General Web Site Specifications”).

4.2           Acceptance Testing and Acceptance. YPS shall host on its Internet server a Beta Version of each Web Site for Publisher’s inspection and testing over the Internet on or before the Print Delivery Start Date for the Directory identified in the applicable Web Site Specifications. The Beta Version shall conform to, and comply with, the Web Site Specifications applicable to that Web Site. Access to the Beta Version will be limited to Publisher and will be password protected. For each Web Site, Publisher shall perform a complete inspection and testing of all aspects of the Beta Version. Publisher shall indicate its acceptance of the Beta Version in writing or Publisher shall request modifications to the Beta Version which shall be consistent with the Web Site Specifications. YPS shall incorporate Publisher’s requested modifications into the Web Site after consultation with Publisher’s Project Manager. Upon the satisfactory incorporation of Publisher’s requested modifications into the Web Site, Publisher shall indicate its acceptance of the Beta Version in writing. The Parties shall use commercially reasonable efforts to modify and complete acceptance of the Beta Version within five (5) days after the initial hosting thereof on YPS’s Internet server.

4.3           Delivery. YPS’s delivery of Publisher’s Final Version of the Web Site for each Directory shall consist of YPS’s posting of Publisher’s Web Site to YPS’s Internet server for use on the World Wide Web. The delivery of the Final Version shall be made and completed on or before the applicable Directory Delivery Start Date. Upon delivery, YPS shall be entitled to bill Publisher for the applicable Annual Directory Fee specified in the Project Compensation Schedule.

4.4           Duration. Each Web Site will be hosted pursuant to the terms of this Agreement and will be available on the World Wide Web (referred to herein as “duration”) throughout the publication cycle of the Directory to which the Web Site relates. Accordingly, modifications to the Web Sites may be required during their duration to correct or update live links to web sites of Publisher’s advertising customers, live links within Web Portals, Directory Content, and other content included in the Web Site. Publisher may make these modifications through the use of the programs provided by YPS. Publisher also may require certain Web Site modification services from YPS, which shall be provided by YPS in accordance with the Modification Services Standards set forth in the Web Site Specifications. These modification services will be provided in consideration for the fees specified in the Project Compensation Schedule.

5.            Development and Support of Web Portals.

5.1           Development. For each Web Site, YPS will create one or more Web Portals (as directed by Publisher), the content of which will consist primarily of an interactive community guide for the market area covered by the Directory to which the Web Site relates. Each Web Portal will be branded with Publisher’s brands and/or marks, including Publisher’s trade names, logos, color schemes, and other trade dress, in accordance with the Web Site Specifications established for each Web Site and with Publisher’s direction concerning the use of its brands and marks. Publisher will review and approve the use of Publisher’s brands and marks for each such Web Site as part of its review and testing of the Beta Version for that Web Site. Each Web Portal shall function in accordance with the applicable functionality standards set forth in the Web Site Specifications and will be submitted to Publisher for inspection and testing as part of the Beta Version for the Web Site to which the Web Portal relates. Without limiting the generality of the foregoing, each Web Portal will include, or incorporate the features of, the CityBoss Product.

5.2           YPS – Provided Content. YPS will provide Basic Content for the Web Portals. The available items of Basic Content, which are identified and described in the Web Site Specifications, may be modified from time to time by the mutual agreement of the Parties. Publisher shall select the Basic Content for each Web Portal in conjunction with the development of Web Site Specifications for each Web Site. The Basic Content will be provided to Publisher at no additional charge. YPS also will make available to Publisher the Transactional Content and Additional Content identified and described in the Web Site Specifications. The Additional Content and Transactional Content will be provided upon the terms specified in the Web Site Specifications and upon such other terms as are agreed to in writing by the Parties. Each Party acknowledges that the specific terms and conditions governing the provisioning of the Transactional Content will be negotiated after the Effective Date of this Agreement. These terms and conditions shall be expressed in a written addendum to this Agreement.

5.3           Support. YPS shall maintain each Web Portal for the duration of the Web Site to which the Web Portal relates. This maintenance will include, without limitation, maintaining live links to other web sites on the World Wide Web that are fully functional and content appropriate. YPS shall be responsible for making any necessary arrangements with such other web sites for the display of appropriate and timely Basic Content, Transactional Content, and Additional Content included in the Web Portal. Publisher shall have no responsibility for, or obligation arising from, any such arrangement to the extent it relates to content provided by YPS.

5.4           Publisher-Provided Content. Publisher shall have the right to add or make changes to the content of any Web Site, including any Web Portal, and to incorporate web features and products provided by other vendors into any of the Web Sites and Web Portals, provided such changes and incorporated products are compatible with the functionality standards applicable to that Web Portal. Any such Publisher-provided content will be incorporated into the Web Portal by YPS based on the fees, if any, specified in the Project Compensation Schedule.

5.5           Nested Web Portals. Publisher shall have the right to require the development of Web Portals that serve as the initial Web Page for more than one Directory (the “Anchor Web Portal”) and secondary Web Portals for each such Directory, which can be accessed through the Anchor Web Portal. Additionally,

Publisher may require that YPS configure Web Portals for various Directories in other ways as Publisher reasonably deems necessary or desirable.

6.            Web Hosting. YPS shall provide comprehensive web hosting and related services in support of each Web Site throughout the publication cycle of each Directory to which the Web Site relates upon the following terms:

6.1           YPS Internet Server. YPS shall store Publisher’s Web Sites on YPS’s Internet servers or the Internet servers of YPS’s subcontractors (collectively, “YPS’s Internet servers”). YPS’s Internet servers shall meet and be maintained in accordance with the Internet Server and Connectivity Standards set forth in the Web Hosting Specifications attached as Exhibit C to this Agreement.

6.2           Connectivity. YPS will maintain, and cause its subcontractors and affiliates to maintain, a dedicated, redundant connection to the Internet, which will be capable of not less than a T1 transmission rate.

6.3           Availability. YPS shall maintain the Directory Infrastructure Systems and, except for regularly scheduled maintenance, shall keep them in continuous operation. If the Directory Infrastructure Systems experience Downtime (as defined in the Web Hosting Specifications) that has a continuous duration of more than one (1) hour (each such occurrence of Downtime is referred to as a “Significant Downtime Event”) or for more than a cumulative period of one hour during any given calendar month and the Downtime is the result of a Directory Infrastructure Systems failure, then YPS shall credit to Publisher [***] of the Monthly Maintenance Fee for each Significant Downtime Event and for each hour of cumulative Downtime. Any such credit shall be applied during the next month’s billing cycle and shall not exceed the total amount of the Monthly Maintenance Fee applicable to that billing cycle. This credit shall be in addition to any remedies available to Publisher for a material breach of this Agreement. YPS immediately shall report to Publisher any occurrence of Downtime of which YPS becomes aware. Such reports shall be made by email and/or telephone calls, as directed by Publisher.

6.4           Security. YPS shall take commercially reasonable steps to prevent security breaches in YPS’s Internet servers’ interaction with Publisher and in YPS’s Internet servers’ interaction with resources or users outside of any firewall that is implemented on YPS’s Internet servers. Such steps at a minimum will include the security measures and systems specified in the Web Hosting Specifications. YPS shall immediately notify Publisher of any Significant Security Breach (as defined in the Web Hosting Specifications) and shall implement remedial measures to alleviate Significant Security Breaches within the time frames and in accordance with the requirements set forth in the Web Hosting Specifications.

6.5           Backup. All data files associated with the core YPS product suite, including ListBoss, PageBoss, and CityBoss products, shall be archived by YPS every seven (7) days in their entirety. This does not include real-time data provided by third-party vendors, including but not limited to weather, horoscopes, stock quotes, etc. Incremental archives of Web Site data files shall be completed every twenty-four (24) hours. YPS will use commercially reasonable efforts to restore Web Site data files within six (6) hours from the time YPS becomes aware or is notified of any Web Site data file corruption. Each Party shall notify the other Party immediately upon becoming aware of a Web Site data file corruption. In the event any Web Site experiences a Downtime Event (as defined in the Web Hosting Specifications) caused by a Web Site data file corruption, Publisher shall receive credit or credits against the Monthly Maintenance Fee as specified in Section 6.3 of this Agreement.

6.6           Disaster Recovery. YPS shall maintain a disaster recovery program for the Directory Infrastructure Systems that is consistent with YPS’s current Information Systems Contingency Plan attached to the Web Hosting Specifications. Additionally, YPS shall maintain, or cause its subcontractors to maintain, redundant Internet server sites as part of its disaster recovery program.

6.7           Data Archival. At Publisher’s option, YPS will work with Publisher to develop a methodology for archiving the Web Sites or any portions thereof designated by Publisher, and YPS will provide services in support of any such archival. The Parties shall develop the methodology and standards for any such archival consistent with commercially reasonable standards. YPS shall be entitled to reimbursement for the reasonable costs associated with the provision of services in support of the archival, as provided in the Project Compensation Schedule. The archival methods, standards, and compensation shall be documented in writing and signed by both Parties.

6.8           Maintenance. YPS shall provide comprehensive, ongoing maintenance of each Web Site throughout the publication cycle of the Directory to which the Web Site relates, which shall include the maintenance services specified in the Regular Maintenance/System Availability Requirements identified in the Web Hosting Specifications. As part of ongoing maintenance, YPS shall correct, or cause to be corrected, any defects in the Directory Infrastructure Systems that negatively impact system availability or usability, including defects in the Rendering Programs (as defined herein) and corruption of any data files related to the Web Sites, in accordance with the Regular Maintenance/System Availability Requirements. Additionally, YPS will provide technical support and sales customer service support in accordance with the Regular Maintenance/System Availability Requirements. Unless otherwise provided in the Project Compensation Schedule, these maintenance services will be provided at no additional charge to Publisher.

6.9           Enhancements and Upgrades. Throughout the term of this Agreement, YPS will make available and provide any enhancements and upgrades to the products and services provided by YPS pursuant to this Agreement that are (i) required by the Enhancement and Upgrade Specifications attached to this Agreement as Exhibit D, or (ii) are made generally available to YPS’s customers. Upon thirty (30) days notice from YPS, Publisher will be responsible for any necessary acceptance testing of upgrades and enhancements prior to implementation by YPS. The products and services for which such enhancements and upgrades will be provided shall include, without limitation, the ListBoss Product, the PageBoss Product and the CityBoss Product, as well as the Rendering Programs. The Parties acknowledge that YPS’s listings manager software, which supports the ListBoss Product, has not been fully developed for use with the PageBoss Product and will not be offered to YPS’s customers until the summer of 2003. Until such development is completed, YPS will promptly perform any list management changes Publisher desires to make in the PageBoss Product at no additional charge to Publisher. YPS shall provide this PageBoss Product functionality enhancement to Publisher at the same time it is made available to YPS’s other customers, but in no event later than October 1, 2003. Publisher acknowledges that enhancements may not be made “retroactively” to existing online publications but would be implemented during the next issue activation online.

6.10        Periodic Reports and Reviews. YPS shall provide Publisher with periodic reports relating to each Web Site, including the following:

6.10.1      Monthly Systems Availability Report. YPS shall provide a Monthly Systems Availability Report to Publisher on the first Tuesday of each calendar month, which shall include the following information and data:

Daily System Utilization (CPU, memory) and Availability (%)

Daily Network (LAN/WAN) Utilization and Availability (%)

Identify hardware and software upgrades

Identify defects to software

Identify and explain any system downtime

System Intrusion Statistics

6.10.2      Usage and Tracking Reports. The Directory Infrastructure Systems will provide real-time, interactive Publisher access to tracking reports for Web Site activity. The statistical package provided by YPS through this interactive access will include the Web Site usage measures specified in the Web Hosting Specifications. The Web Site usage measures will be provided in the format or formats required by the Web Hosting Specifications and shall be accessible to Publisher at all times during which the Directory Infrastructure Systems are available for Internet access.

6.11        Other Web Hosting Services. YPS shall provide and/or make available to Publisher the following, additional web hosting services. To the extent such services are provided at an additional charge, as specified in the Project Compensation Schedule, Publisher will not be obligated to purchase these additional web hosting services.

6.11.1      Web Site Traffic Optimization. YPS will develop Publisher’s Web Sites based on the most important HTML elements for basic web traffic optimization. These include but are not limited to the “web page title”, “keyword meta-tag”, and “description meta-tag” page elements. YPS will include the appropriate page elements for each web page as mutually agreed upon by YPS and Publisher. YPS will submit each of the Web Portals to leading Internet search engines, including without limitation those Internet search engines identified in the Web Hosting Specifications. YPS from time to time will make “pay for placement” and other promotional programs available to Publisher for an additional charge. These programs will be designed to maximize the number of users accessing the Web Sites and are generally described in the Web Hosting Specifications.

6.11.2      Mapping. For each Web Site, YPS will offer Publisher the option to geo-code substantially all of the addresses in the white and yellow pages listings in the Directory to which the Web Site relates. Upon completion of the geo-coding, YPS’s software will allow users accessing the Web Site to “click on” a specific address to activate a pop-up window which displays a map showing the exact location of that listing within the Directory’s geographic coverage area. This service will be provided in accordance with the Mapping Specifications set forth in the Web Hosting Specifications and for the fees specified in the Project Compensation Schedule. Publisher acknowledges that geo-coding does not ensure that 100% of all addresses will be linked to a map. For example, P.O. Boxes cannot be geo-coded.

6.11.3      Directory Tabs. At Publisher’s option, each Directory will be presented on the Web Site to which it relates with Web Pages that include (i) three large tabs for white pages, yellow pages and an index, and (ii) an “A to Z” alpha tab bar. These Web Page features will be made available to Publisher at no additional charge in accordance with the Web Site Specifications. YPS shall make available to Publisher additional tab designs and other, related design features for an additional fee, as specified in the Project Compensation Schedule.

6.11.4      Hyper-Links and Iconic Buttons. At Publisher’s option, web site and email links that appear in Directory Content will be made “live” permitting users to click on such links to visit other web sites on the World Wide Web or send email over the Internet. Additionally, cross references and anchor listings will be “hyper-linked” so that users can jump to other related classifications and/or view display advertisements in a Publisher-branded pop-up window in the PageBoss version. These options will be provided by YPS for the fee specified in the Project Compensation Schedule and automatically applied to the Directory Content. At Publisher’s direction, YPS will manually enable or disable web and email links appearing in display or in-column advertisements for an additional fee, which is specified in the Project Compensation Schedule. Publisher shall have the right to exclude certain types of advertising or certain headings from eligibility for live links or web buttons. Publisher will provide excluded advertising category lists and guidelines to YPS, which YPS will implement immediately. These lists and guidelines may be modified by Publisher at any time during the term of this Agreement.

6.11.5      Coupons and Banner Ads. At Publisher’s option, YPS shall provide Publisher with Internet access to YPS’s online coupon and banner advertising management products for Publisher’s use in connection with the creation or modification of any of the Web Sites. The software utilized to provide these products shall be deemed a part of the software package provided by YPS. The fees, if any, applicable to Publisher’s use of these products are specified in the Project Compensation Schedule.

7.             Training. At Publisher’s option, YPS shall provide on-site training services to Publisher at a location designated by Publisher. YPS will provide two days of on-site initial training per sales office for Publisher’s senior managers, trainers, sales representatives, sales managers and marketing team at no charge, other than direct expenses reasonably incurred by YPS in connection with providing the training services (e.g., lowest cost airfare and reasonably incurred hotel and meal expenses). The training services provided by YPS shall include instruction and training materials for the following products and services: the ListBoss Product, PageBoss Product, CityBoss Product; Internet Yellow Pages infrastructure, functionality and available third-party products; and preparation and presentation skills for Internet Yellow Pages products, including role play and objection response. At Publisher’s option, YPS will provide (i) additional training (both in-field and classroom training) for Publisher’s personnel, including without limitation Publisher’s sales representatives, and (ii) post training consulting services. These additional services will be provided for the fees and charges listed in the Project Compensation Schedule. To the extent YPS provides Publisher with any training materials, such as training manuals, as part of the training services provided by YPS, YPS hereby grants Publisher a non-exclusive, royalty-free license to use those materials during the term of this Agreement. Publisher shall be limited to incorporating the YPS-provided training materials into Publisher’s internal training programs and materials relating to the products or services provided under this Agreement. Publisher shall not distribute or make such materials available to any person or entity other than the employees and authorized contractors of Publisher or its affiliates, and Publisher will take reasonable steps to protect those materials as the intellectual property of YPS. YPS represents and warrants that those materials, and the use of them as contemplated by this Agreement, will not infringe upon the rights of others, including without limitation others’ Intellectual Property Rights.

8.             Permitted Use of Software Programs and Utilities To Render Websites.

8.1           License for Permitted Use. YPS hereby grants to Publisher a non-exclusive, worldwide, royalty-free license to use YPS’s proprietary software programs utilized to render the ListBoss Product, the PageBoss Product, and the CityBoss Product, and all other software programs and utilities used or necessary to render the Web Sites for the purpose of accessing, rendering, testing, and modifying the Web Pages, Web Portals and the Directory Content; provided, however, that Publisher’s exercise of this license shall commence only upon the occurrence of one or more of the Triggering Events, as defined below (the “Permitted Use”). These software programs and utilities collectively are referred to in this Agreement as the “Rendering Programs.” The license granted hereby shall end upon the expiration of the last publishing cycle of the Directories that are published during the term of this Agreement and may not be assigned or otherwise transferred to any party other than the successors or assigns of Publisher under this Agreement that are permitted hereby.

8.2           Warranties. YPS represents and warrants that, upon delivery of the Rendering Programs to Publisher, (i) the Rendering Programs will fully support the then-existing and active Web Sites and the provision of the web hosting services required by this Agreement to support those Web Sites, (ii) the Rendering Programs and the Permitted Use of the Rendering Programs will not infringe upon the rights of others, including without limitation their Intellectual Property Rights, (iii) the Rendering Programs will be free from programming errors and material defects in operational performance, and (iv) the Rendering Programs will be free from authorization codes, viruses, disabling programming codes, instructions, or other contaminants, including any codes or instructions that can access, modify, damage or disable the computer systems or data of Publisher or other parties that access the Web Sites for their intended use.

8.3           Third Party Software. If any part of the Rendering Programs (or any updates, upgrades or revisions thereto) to be delivered or otherwise made available to Publisher under this Agreement is licensed to YPS by a third party software supplier, then, to the extent permitted by YPS’s third-party license, Publisher hereby is granted a sublicense to the third party software for the Permitted Use, subject to terms and restrictions consistent with those contained in this Agreement that apply to the Rendering Programs. The license granted hereby to Publisher shall end upon the expiration of the last publishing cycle of the Directories that are published during the term of this Agreement and may not be assigned or otherwise transferred to any party other than the successors or assigns of Publisher under this Agreement that are permitted hereby. To the extent YPS is not permitted to sublicense any such software to Publisher, YPS and Publisher will use commercially reasonable efforts to secure a license for the Publisher’s use of that software for the Permitted Use. All third party software and/or software licenses necessary for the operation and use of the Web Sites and the products and services provided by YPS pursuant to this Agreement are identified in the Third Party Software List attached to this Agreement as Exhibit E.

8.4           Software Escrow.

8.4.1        Deposit of YPS Software Programs. Within ninety (90) days of the Effective Date (or within thirty (30) days after completion of development of the Rendering Programs that will not be developed or completed until a later time) YPS will deposit the Rendering Programs with the independent escrow agent Data Securities International, Inc. (“DSI”) pursuant to a written escrow agreement signed by Publisher and YPS. The escrow agreement shall be negotiated by the Parties in good faith, consistent with the terms of this Agreement and the form of Preferred Escrow Agreement attached hereto as Exhibit H, and signed and implemented no later than sixty (60) days from the Effective Date. The cost of establishing and implementing the escrow shall be borne equally by Publisher and YPS, provided however that Publisher shall bear the cost of any optional, technical verification testing of the Deposit Materials (as defined in the form of Preferred Escrow Agreement) conducted by DSI. Additionally, YPS will automatically deposit any updates, upgrades, or other revisions of the Rendering Programs with such escrow agent pursuant to the escrow agreement between the parties. The escrow agent will give Publisher written notice of any deposit by YPS. At Publisher’s request and expense, the escrow agent will also certify that the deposit meets the technical requirements set forth in the escrow agreement, including tests of the deposited Rendering Programs. The Rendering Programs and any updates, upgrades or revisions thereof delivered to the escrow agent will be in a form suitable for reproduction by Publisher. Each deposit will comprise: (i) the full source code and compiled version of the Rendering Programs, (ii) the complete Rendering Programs’ Maintenance and Support Documentation, (iii) all third-party software used in support and maintenance or enhancement of the deposited Rendering Programs; and (iv) all other data and materials necessary to allow a reasonably skilled third-party programmer to maintain, modify, or enhance the deposited Rendering Programs without the assistance of any other person or reference to any other material.

8.4.2        Release of Deposit. The escrow agreement described in this Section will provide that, upon the happening of any of the following events (the “Triggering Events”), Publisher will give written notice to YPS and the escrow agent, specifying the event, and YPS or the escrow agent will thereupon promptly deliver to Publisher all deposited Rendering

Programs and related escrowed materials: (a) YPS is unable or unwilling to correct, within thirty (30) days of YPS’s receipt of notice thereof, any material breach of this Agreement; (b) YPS is unable or unwilling to provide the updates, upgrades, modifications, or revisions to the Rendering Programs or the other support services required under this Agreement; (c) any sale, assignment, or other transfer of YPS’s rights to the Rendering Programs without the prior written consent of Publisher, if such transfer would prevent YPS from discharging its obligations under this Agreement; or (d) YPS becomes insolvent, makes a general assignment for the benefit of creditors, or becomes the subject of a voluntary or involuntary petition in bankruptcy, or if a receiver, trustee, or custodian is appointed for YPS’s business, or if YPS’s assets become subject to any proceedings under any bankruptcy or insolvency law, or if YPS has wound up or liquidated its business.

9.             Payment Obligation and Price Increases.

9.1           Payments. Publisher shall pay YPS for the products and services it provides pursuant to this Agreement at the rates and at the times set forth in this Agreement or the Project Compensation Schedule. Any payments for amounts that are not disputed in good faith by Publisher and that are not made within forty five (45) days of the date the invoice is received by Publisher will incur a late charge of one percent (1%) per month, or the highest rate allowed by applicable law, whichever is lower, from the due date until the amount is paid. Publisher is responsible for any sales or use taxes upon the compensation paid by Publisher for services. YPS will itemize any applicable sales or use taxes separately on Publisher’s invoices. YPS is responsible for the payment of all other taxes, duties and fees. Publisher is not obligated to make any payment under this Agreement if YPS materially breaches this Agreement until and unless YPS has cured the material breach in accordance with this Agreement or Publisher has waived the breach.

9.2           Price Increases. The Parties agree that all pricing and fees set forth in this Agreement [***]. Thereafter, for each successive year of this Agreement and with respect to each of the Directories published during that year, the pricing and fees for the products and services provided hereunder shall be adjusted to reflect any annual increase or decrease in the consumer price index for the New Orleans, Louisiana greater metropolitan area for the last, available reporting year, which increase or decrease shall not exceed [***].

9.3           Effect of Late Performance, Etc. In the event YPS fails (through no fault of Publisher) to host the Beta Version or deliver the Final Version of any Web Site in a timely manner, which results in a delay in the implementation of the Web Site, YPS shall not be entitled to the Monthly Maintenance Fee or any other monthly fee relating to YPS’s support of the Web Site unless and until the Web

Site is implemented and becomes fully operational and available for access on the World Wide Web. If any Web Site is implemented mid-month, the Monthly Web Hosting Fee and other applicable monthly fees will be prorated to reflect only that portion of the month during which the Web Site is available for access on the World Wide Web.

10.           Copyright and Intellectual Property Ownership.

10.1         Ownership of Web Sites. The Parties acknowledge and agree that YPS’s work on the Web Sites, except for YPS’s Web Hosting Technology (as defined hereinbelow), has been specially ordered and commissioned by Publisher as a contribution to a collective work, supplemental work or such other category of work as may be eligible, to the greatest extent available under the law, for treatment as a “work made for hire.” Publisher shall be deemed the sole author of the Web Sites, their content (including all Web Page data files), any work embodying or derived from any portion of the Web Sites, and their attendant Intellectual Property Rights. To the extent that the Web Sites are not properly characterized as a “work made for hire,” then YPS hereby irrevocably grants, assigns and otherwise transfers exclusively and in perpetuity to Publisher, its successors and its assigns, all rights of YPS in the Web Sites whatsoever (except for YPS’s Web Hosting Technology) now existing or hereafter discovered, in all media and forms of expression. YPS will provide reasonable assistance to Publisher to secure intellectual property protection, including without limitation assistance in the preparation and filing of any copyright registrations and the execution of all applications, assignments or other instruments for perfection or protection of title. YPS will pay its employees any compensation due in connection with the assignment to Publisher of any intellectual property pursuant to this Agreement. YPS warrants to Publisher that YPS’s employees are subject to agreements which will secure Publisher’s rights under this section.

10.2         Web Site Escrow. Within thirty (30) days after Publisher’s acceptance of each Web Site, YPS shall deposit all data and software programs not already deposited in escrow pursuant to the software escrow required hereby for the Rendering Programs with the independent escrow agent Data Securities International, Inc. (“DSI”) pursuant to a written escrow agreement signed by the Parties and consistent with the terms of this Agreement. The Web Site components that must be deposited in escrow are identified and described in the Web Site Specifications, and will include all source materials, data, and programs necessary to develop, access, render and modify each Web Site. The terms of this escrow, including the release of the escrowed materials, data and programs upon the occurrence of one or more Triggering Events and each Party’s responsibility for the costs of the escrow, shall be consistent with the terms of the software escrow for the Rendering Programs required by this Agreement. Upon the release of the escrowed materials, data and programs to Publisher pursuant to the terms of this Agreement and the escrow agreement, Publisher shall have the right to use these materials, data and programs for the Permitted Use through the expiration of the last publishing cycle of the Directories that are published during the term of this Agreement. Without limiting the generality of the foregoing, Publisher shall have the right to place the escrowed materials, data and programs on the Internet servers of a third-party Web Host and to have the materials, data and programs serviced and maintained by the Web Host in order to ensure continuing Internet access to each Web Site on the World Wide Web.

10.3         Publicity and Demonstration Rights of Publisher’s Works. Publisher hereby grants to YPS, for the term of this Agreement, a non-exclusive right to publicly display the Web Sites only for the purpose of YPS’s marketing and advertising of its products and services. YPS shall not (i) represent to any other party that Publisher endorses YPS or its products or services, or the YPS is in any way affiliated with Publisher, or (ii) reproduce or publish Publisher’s Domain Names, trademarks, service marks, trade names or the trade dress of any of Publisher’s products, including without limitation the Directories, apart from the Web Sites. YPS acknowledges that, apart from the development and hosting of the Web Sites, no rights to the use of Publisher’s marks, names, or the trade dress of any of Publisher’s products are being granted to YPS pursuant to this Agreement. YPS shall not disclose to any other party any usage or other, similar data related to the Web Sites that are identifiable to Publisher, Publisher’s customers or any user of the Web Sites. Any such information shall be considered Publisher’s Confidential Information. YPS may aggregate user data from the Web Sites together with user data from other web sites serviced by YPS for marketing and promotional purposes, provided such aggregated data is not in any way identified or identifiable with Publisher, Publisher’s customers or the users of the Web Sites and provided further that any such use complies with Publisher’s privacy policies and with law.

10.4         Works Created by Publisher. Publisher shall be deemed the author and owner of Publisher’s Domain Names, uniform resource locators, if any, Publisher’s marks and trade names, all graphics or data provided by Publisher that are incorporated into the Web Sites (including without limitation the Directory Content), and any other materials contributed by Publisher for inclusion in the Web Sites.

10.5         Ownership of Web Hosting Software and Technology. The term “Web Hosting Technology,” as used in this Agreement, means any and all present or future Software used to develop, render, maintain, enhance and update the Web Sites and technology directly or indirectly connected or associated therewith, developed by or for YPS, including without limitation technical expertise in the development and design of web sites, software and technical processes and formulas developed by YPS (including the Rendering Programs), and YPS’s industry and market knowledge. All Web Hosting Technology developed or provided by YPS under this Agreement, and any know-how, methodologies, equipment, or processes used by YPS to provide products or services pursuant to this Agreement, will remain the sole and exclusive property of YPS.

10.6         Unique Technology Enhancements. Notwithstanding the foregoing provisions  relating to YPS’s Web Hosting Technology, any software programs or enhancements conceived by Publisher and developed by YPS at Publisher’s expense that provide a unique end-user or advertiser functionality, shall not be offered by YPS to other parties, or incorporated into or used by YPS to support any electronic telephone directory product or service for other parties, for a period of one (1) year after such programs or enhancements, or the unique functionality provided by those programs or enhancements, is introduced in support of the Directories subject to this Agreement. Unless otherwise agreed by the Parties, any such program or enhancement shall be deemed introduced in support of the Directories only after it, or the unique functionality it supports, is implemented in support of all of the Directories then subject to this Agreement. Prior to the development and implementation of any such program or enhancement, Publisher and YPS shall enter into a written addendum to this Agreement that fully documents the development requirements and specifications applicable thereto, as well as the pricing for each such program or enhancement.

10.7         Exclusivity. Publisher acknowledges and agrees that YPS is in the business of designing and hosting web sites and that YPS will have the right to provide to third parties products and services that are the same or similar to the products and services provided pursuant to this Agreement.  Notwithstanding the foregoing, YPS will not be permitted to provide, during the term of this Agreement, the same or similar products or services in support of any classified directory (other than the Directories) distributed within the geographic distribution area of the Directories.   In addition, during the first year of this Agreement, YPS shall not provide the same or similar products or services for, or in support of, any classified directory (other than the Directories) distributed within the geographic distribution areas (the “Exclusive Area”) of the classified directories of Publisher that are identified as the Exclusive Area Directories in the Directories List attached to this Agreement as Exhibit F, except as otherwise provided in the Directories List.  A classified directory shall be deemed to be distributed within the geographic distribution area of the Directories if (i) more than ten percent (10%) of the classified directory’s total, primary distribution is made within the Directories’ primary distribution areas, or (ii) the classified directory’s primary distribution area covers more than ten percent (10%) of the primary distribution area of any Directory.

10.8         First Option. In the event YPS, at any time during the term of this Agreement, receives one or more bona fide offers from another party to have YPS provide, or support the provision of, a product or service offering similar to the products or services provided by YPS hereunder within any portion of the [***], YPS immediately thereafter shall notify Publisher of the offer(s). The notification from YPS shall identify the portion of the [***] to which the offer(s)

relates, contain a description of the product and/or service to be provided, and (to the extent not proscribed by any confidentiality agreement by which YPS is bound) disclose the general terms and conditions upon which the product or service is proposed to be provided. Publisher will have the right (Publisher’s “First Option Right”) to expand the products and services provided under this Agreement to include any of Publisher’s classified directories that are published and distributed primarily within that portion of the [***] identified in YPS’s notice, provided Publisher gives YPS notice of Publisher’s election to expand the coverage of this Agreement and the products and services provided hereunder to one or more of those directories within ten (10) business days of Publisher’s receipt of YPS’s notice. If Publisher so notifies YPS, YPS will be obligated to provide the products and services contemplated in this Agreement for the directories identified by Publisher and those directories thereafter shall be considered a part of, and included in, the Directories subject to this Agreement. Those products and services will be provided by YPS in accordance with the terms and conditions of this Agreement, including the price for such services as specified in this Agreement. The terms contained in the third party offer(s) will not apply to YPS’s provision of such products or services. To the extent Publisher does not so elect to expand the scope of this Agreement, YPS shall be permitted to accept the third party offer(s) identified in its notice to Publisher.

11.           Representations and Warranties.

11.1         Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (i) it has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) this Agreement is the valid and binding obligation of such party, enforceable in accordance with its terms, subject to laws of general application relating to creditor’s rights, bankruptcy, insolvency and the relief of debtors, and (iii) neither the execution and delivery of this Agreement nor compliance with its respective terms and provisions will violate, be prohibited by, conflict with, result in a breach or termination of, or a default under any of the terms, conditions or provisions of its corporate organizational documents; any statute, regulation, judgment, order, decree, injunction, stay, restraining order or ruling to which it is a party or subject; or any material agreement to which it is a party.

11.2         YPS Representations and Warranties. In addition to the other representations and warranties made by YPS in this Agreement, YPS represents and warrants to Publisher as follows:

11.2.1  Functionality of Web Sites. The Web Sites, including without limitation the Web Pages and Web Portals, will function in accordance with the functionality requirements set forth in this Agreement, including without limitation the Web Site Specifications. YPS will repair any deliverable that does not meet this warranty within a

24-hour time period, if the defect affects the usability of any Web Site, and otherwise will repair the defect within a 48-hour time period. Any such repairs will be made without charge to Publisher. This representation and warranty shall not apply to any loss of functionality caused by web links that change over time, Web Pages that become obsolete over time, web content that becomes outdated over time, or other changes that do not result from any error or performance failure on the part of YPS.

11.2.2  Web Hosting Services. The web hosting services provided by YPS, including services such as interactive tracking reports, insertion of live links to other web sites and web site maintenance services, will be provided in compliance with, and where applicable will meet the functionality specifications set forth in, this Agreement, including without limitation the Web Hosting Specifications.

11.2.3  Workmanship. All work done on, or work product prepared for, the Web Sites, including all services provided in support of hosting the Web Sites, will be performed and provided in a workmanlike manner and with professional diligence and skill, will function under standard HTML conventions, and will conform to the specifications and requirements set forth in this Agreement.

11.2.4  Non-infringement. To the best of YPS’s knowledge, the Web Sites, including all components thereof provided or contributed by YPS in connection with its performance of this Agreement, and the use of the Web Sites by Publisher or other users on the World Wide Web will not infringe upon the rights of others including without limitation their Intellectual Property Rights. To the best of YPS’s knowledge, its execution, delivery and performance of this Agreement does not require any license to use the intellectual property of a third party, other than any licenses currently held by YPS with the good faith belief that such licenses will endure or are renewable and will be renewed by YPS for the full term of this Agreement. Notwithstanding the foregoing, this representation and warranty of non-infringement does not apply to the Directory Content or other materials or data furnished by Publisher for inclusion in the Web Sites pursuant to this Agreement.

11.2.5  Compliance with Laws. YPS’s performance of its obligations contained in this Agreement will be done in compliance with all applicable laws.

11.2.6  Existing Agreements with Others. YPS is not a party to any agreement with other parties, or bound by any commitment to such other parties, that impairs YPS’s ability to provide the products and services contemplated in this Agreement to Publisher in support of Publisher’s Directories, as identified in Exhibit F to this Agreement.

Notwithstanding the foregoing, the Parties acknowledge that YPS provides products and services similar to those contemplated herein to other telephone directory publishers in the geographic distribution areas of Publisher’s SE Kansas REG and Laughlin, Nevada directories. So long as YPS continues to provide such products and services to those other publishers on an uninterrupted basis, YPS shall not be obligated to provide the products and services contemplated herein to Publisher on an exclusive basis pursuant to Section 10.7 hereof. In the event YPS ceases to provide those products and services to such other publishers and Publisher adds such directories to the Directories subject to this Agreement, YPS thereafter shall be obligated to provide to Publisher the products and services contemplated herein in support of such directories on an exclusive basis pursuant to Section 10.7.

11.3         Publisher Representations and Warranties. In addition to the other representations and warranties made by Publisher in this Agreement, Publisher represents and warrants to YPS as follows:

11.3.1  Non-infringement. To the best of Publisher’s knowledge, the incorporation of the Directory Content and other materials and data furnished by Publisher into the Web Sites, and the use of those materials and data on the World Wide Web as contemplated by this Agreement, will not infringe upon the rights of others, including without limitation their Intellectual Property Rights. To the best of Publisher’s knowledge, its execution, delivery and performance of this Agreement does not require any license to use the intellectual property of a third party, other than any licenses currently held by a Publisher with the good faith belief that such licenses will endure or are renewable and will be renewed by Publisher for the full term of this Agreement.

11.3.2  Compliance with Laws. Publisher’s performance of its obligations contained in this Agreement will be done in compliance with all applicable laws.

12.           Confidential Information. Each Party agrees that all information and materials disclosed to a Party by the other Party, including the terms and conditions of this Agreement, shall be considered “Confidential Information” of the disclosing Party. The Confidential Information of Publisher shall include without limitation all reports provided or made available to Publisher pursuant to this Agreement and all of Publisher’s training materials and sales collateral related to the products or services provided under this Agreement. Each Party agrees to hold the disclosing Party’s Confidential Information in confidence and, except as otherwise provided for in this Agreement, not to disclose such information to others (other than on a need to know basis to the receiving Party’s employees, authorized agents and contractors) without the prior written consent of the disclosing Party. Each Party shall take reasonable precautions to prevent any unauthorized disclosure, publication, dissemination or use of the disclosing Party’s

Confidential Information, including without limitation requiring agents and contractors to execute a confidentiality agreement or covenant consistent with the receiving Party’s obligations hereunder. The foregoing restrictions shall not apply to any information that the receiving Party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving Party, (b) was known to the receiving Party as of the time of its disclosure, (c) is independently developed by the receiving Party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the disclosing Party. The foregoing restrictions on Confidential Information shall not apply to Confidential Information that is required to be disclosed in connection with any lawsuit, action or other legal or regulatory proceeding related to the Confidential Information or otherwise required to be disclosed as a matter of law. The Parties consent to the enjoining by any court of competent jurisdiction, without bond or other security, any violation threatened or actual, of this covenant. This consent to injunctive relief is in addition to any other legal or equitable remedies a Party may have for breach of this covenant and is not a waiver of any such remedies.

13.           Indemnification.

13.1         YPS-provided Indemnification. Except as expressly provided in this Agreement, YPS will indemnify, defend and hold harmless Publisher and its officers, employees, agents and affiliates against and from all claims, losses, expenses, liabilities, damages and costs including, without limitation, reasonable attorneys’ fees, that may at any time be incurred by any of them in connection with: (i) the provision of the products or services provided by YPS pursuant to this Agreement; (ii) any allegation, investigation, claim, suit or other proceeding threatened, made or brought against any of them related to any false representation or warranty that is made by YPS under this Agreement; (iii) the material breach of any covenant of YPS contained in this Agreement; (iv) any allegation, investigation, claim, suit or other proceeding threatened, made or brought against Publisher based on or arising from a claim that any Intellectual Property Rights of YPS that are used by Publisher or incorporated into the Web Sites pursuant to this Agreement infringe in any manner on any Intellectual Property Rights of any third party; (v) injury to persons (including libel and slander) or loss or damage to tangible or intangible property, in either case, to the extent resulting from any act or omission of YPS or its personnel, which includes YPS’s employees, agents and subcontractors; and (vi) any allegation, investigation, claim, suit or other proceeding threatened, made or brought against any of them based on or arising from a claim that YPS used any information or data related to third parties that access or use the Web Sites in violation of the applicable Privacy Policy established by Publisher for such Web Sites.

13.2         Publisher-provided Indemnification. Except as expressly provided in this Agreement, Publisher will indemnify, defend and hold harmless YPS and its officers, employees, agents and affiliates against and from all claims, losses, expenses, liabilities, damages and costs including, without limitation, reasonable attorneys’ fees, that may at any time be incurred by any of them in connection with: (i) the provision or contribution of the Directory Content or other information or data to YPS pursuant to this Agreement; (ii) any allegation, investigation, claim, suit or other proceeding threatened, made or brought against any of them related to any false representation or warranty that is made by Publisher under this Agreement; (iii) the material breach of any covenant of Publisher contained in this Agreement; (iv) any allegation, investigation, claim, suit or other proceeding threatened, made or brought against YPS based on or arising from a claim that any Intellectual Property Right of Publisher that is furnished to YPS for incorporation into the Web Sites pursuant to this Agreement infringes in any manner on any Intellectual Property Rights of any third party; (v) injury to persons (including libel and slander) or loss or damage to tangible or intangible property, in either case, to the extent resulting from any act or omission of Publisher or its personnel, which includes Publisher’s employees, agents and subcontractors; and (vi) any allegation, investigation, claim, suit or other proceeding threatened, made or brought against any of them based on or arising from a claim that Publisher used any information or data related to third parties that access or use the Web Sites in violation of the applicable Privacy Policy established by Publisher for such Web Sites.

13.3         Infringement Claims. If the operation of all or any material component of the Web Sites is enjoined in whole or in part because of an actual or alleged infringement of the Intellectual Property Rights of others (a) by YPS, (b) attributable to the technology, data or work provided by YPS pursuant to this Agreement, YPS shall, at Publisher’s option and YPS’s expense, and in addition to any other rights or remedies that Publisher may have: (i) procure for Publisher the rights necessary to continue operating the Web Sites; (ii) replace the infringing components of the Web Sites with non-infringing components; (iii) modify, at Publisher’s option, the Web Sites so they become non-infringing; or (iv) remove the infringing components and refund the price paid by Publisher for, or otherwise attributable to, the components that are so removed.

13.4         Extent of Indemnification. Each Party’s indemnification obligations will not apply to the extent that the liability or damages are caused by the actions of the indemnified Party.

13.5         Indemnification Procedure. Each Party will give prompt written notice to the other Party of any claim for indemnification hereunder, specifying, to the extent known, the amount and nature of the claim, and any matter which in the opinion of such Party is likely to give rise to an indemnification claim. The indemnifying Party will have the right to control the defense through counsel of its choosing. The indemnified Party will have the right to the extent of its interests to participate on its own behalf and at its own expense in such matter or its settlement through counsel of its choosing. Notwithstanding anything contained to the contrary herein, neither Party will settle any claim that is subject to indemnification hereunder without the other Party’s prior written consent, which consent will not be unreasonably withheld.

Publisher designates its General Counsel and YPS designates Don Jones, its President, as the specific contact person for purposes of this paragraph.

14.           Termination and Renewal.

14.1         Term. This Agreement will become effective on Effective Date and, except as otherwise provided herein, will continue in effect through the expiration of the publication cycles of the Directories that are subject to this Agreement.

14.2         Early Termination Rights.

14.2.1      Sale to Competitors. In the event YPS is sold to a Competitor (as hereinafter defined) of Publisher, Publisher shall have the right to terminate this Agreement without cause at any time after the sale is consummated. In the event Publisher elects to exercise this early termination right, Publisher shall provide a written notice of termination to YPS. YPS thereafter shall be obligated to continue providing the products and services required by this Agreement in support of any conversion of any Directory, the development of any Web Site, and hosting and support of all active Web Sites that are in process at the time of Publisher’s termination notice (the “work-in-process”). If requested by Publisher, YPS shall provide those products and services until the expiration of the publication cycle of the Directories to which the work-in-process relates. The term “Competitor” means and includes any person or entity engaged in publishing classified telephone directories in any format within the United States. YPS shall be deemed sold to a Competitor if, as the result of any transaction, YPS owns or controls, is owned or controlled by, or under common ownership or control with, a Competitor. Ownership means the ownership of more than five percent (5%) of YPS or the Competitor’s equity, and control means the right to direct the management or business affairs of YPS or the Competitor through any agreement or other arrangement.

14.2.2      Material Breaches. Either Party may terminate this Agreement before the normal expiration hereof in the event of a material breach by the other Party. In order to terminate for material breach, the non-breaching Party must give the breaching Party written notice identifying the purported breach in reasonable detail and requesting that the breach be cured (the “Cure Notice”). If the breaching Party fails to cure the breach within thirty (30) days of receipt of the Cure Notice, the other Party shall have the right to terminate this Agreement, effective upon seven (7) days prior written notice to the breaching Party (the “Terminating Notice”); provided, however that if such breach cannot reasonably be cured within thirty (30) days of receipt of the Cure Notice, the same shall not constitute a failure to cure hereunder if, prior to the delivery of the Terminating Notice to the breaching Party, the Parties mutually agree upon a written plan to cure the breach and the breaching Party continues to perform in accordance with the written plan of cure.

14.4    Survival. The provisions of this Agreement that expressly or by implication are intended to survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement.

14.5    Operational Review. YPS and Publisher, by mutual agreement, will periodically review and modify the exhibits to this Agreement as necessary or appropriate to ensure that they are complete and accurate.

15.           Notices. Notices to either Party under or relating to this Agreement will be in writing to the address indicated below, and will be deemed effective when received if sent by facsimile (receipt confirmed), commercial courier, or personal delivery, or on the first business day following the date after depositing the notice with a reputable, overnight delivery service:

Notices to YPS:	Don Jones
President
YPSolutions
3445 N. Causeway Blvd.
Suite 401
Metairie, LA 70002

With a copy to:	Joseph W. Looney
Adams and Reese
4500 One Shell Square
New Orleans, LA 70139

Notices to Publisher:	George Bednarz
Vice President and General Manager – Publishing and
Information Services
R.H. Donnelley Inc.
6001 Hospitality Ct.
Morrisville, NC 27560

With a copy to:	Terry Hurley
Assistant General Counsel
R.H. Donnelley Inc.
5454 West 110th Street
Overland Park, KS 66211

or to such other addresses as may be stated by one party to the other in a notice given in the same manner herein provided.

16.           Dispute Resolution.

16.1    Continuing Performance. Each Party will continue its performance under this Agreement during the pendency of any dispute, unless this Agreement is terminated in accordance with its terms.

16.2    Waiver of Jury Trial. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG THE PARTIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. If for any reason the jury waiver is held to be unenforceable, the Parties agree to binding arbitration for any dispute arising out of this Agreement or any claim arising under any federal, state or local statutes, laws or regulations, under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et. seq. The agreement of each Party to waive its right to a jury trial will be binding on its successors and assignees.

16.3    Attorney’s Fees. The prevailing Party in any formal dispute will be entitled to reasonable attorney’s fees and costs, including reasonable expert fees and costs.

17.           Liability Limitation. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH PARTY’S LIABLITY HEREUNDER WILL BE LIMITED TO DIRECT DAMAGES, AND IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, PROFITS OR BUSINESS. THE EXCLUSIONS AND LIMITATIONS OF THIS SECTION DO NOT APPLY TO ANY CLAIMS FOR WHICH A PARTY HAS AN OBLIGATION OF INDEMNITY UNDER THIS AGREEMENT; ANY GROSSLY NEGLIGENT, WILLFUL OR FRAUDULENT ACT OR OMISSION; BREACH OF OBLIGATIONS REGARDING CONFIDENTIALITY OR INTELLECTUAL PROPERTY; OR LIABILITY ARISING FOR BODILY INJURY OF A PERSON, OR IN STATES THAT PROHIBIT THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LIMITATIONS OR THE DURATION OF AN IMPLIED WARRANTY.

18.           Insurance.

18.1    Required Insurance Coverage. YPS will obtain and keep in force during the term of this Agreement not less than the following insurance:

(i) commercial general liability insurance, including bodily injury, property damage, personal and advertising injury liability, and contractual liability covering operations, independent contractor and products/completed operations hazards, with limits of not less than $1,000,000 combined single limit per occurrence and $2,000,000 annual aggregate, naming Publisher as an additional insured; (ii) workers’ compensation insurance as provided for in any jurisdiction where work is performed by YPS personnel who are engaged in the performance of services under this Agreement with an employer’s liability limit of not less than $1,000,000 for bodily injury by accident or disease; (iii) umbrella/excess liability insurance with limits of not less than $2,000,000 combined single limit in excess of the above-referenced commercial general liability and workers’ compensation insurance.

18.2    Insurance Certificates. All required insurance policies must be taken out with financially reputable insurers reasonably acceptable to Publisher and licensed to do business in all jurisdictions where Services are provided under this Agreement. YPS will provide Publisher with a certificate of insurance, satisfactory in form and content to Publisher, evidencing that all the required coverages are in force and have been endorsed to provide that no policy will be canceled or materially altered without first giving Publisher 30 days’ prior notice. Nothing contained in this Section limits YPS’s liability to Publisher to the limits of insurance certified or carried.

19.           No Solicitation. Each Party agrees that it will not, until the expiration of one (1) year following the termination of this Agreement, solicit, induce, or attempt to induce any employee of the other Party to leave other Party’s employ or to hire any such employee. Notwithstanding the foregoing, in the event the Rendering Programs and components of the Web Sites are delivered out of escrow to Publisher pursuant to the terms of the escrow arrangements established pursuant to this Agreement, Publisher shall have the right to solicit for employment or otherwise to retain the services of YPS’s employees as part of Publisher’s efforts to sustain the operation of the Web Sites.

20.           Relationship of Parties. The relationship between YPS and Publisher is that of two independent contractors and not of partners, and no partnership law, concepts or duties will apply to the relationship between YPS and Publisher. Accordingly, the Parties will perform all of their duties under this Agreement as independent contractors. Neither Party’s employees are deemed employees of the other Party and will not be considered covered under any relevant federal or state social security, unemployment, or similar compensation acts, with respect to any payment made by Publisher to YPS under this Agreement or otherwise. Nothing in this Agreement will be construed to give either Party the power to direct or control the daily activities of the other Party or the other Party’s employees, franchiser and franchisee, partners, joint venturers, co-owners, or otherwise. Neither Party grants the other Party the power or authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of such Party, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of such Party, or to transfer, release, or waive any right, title, or interest of such Party.

21.           Press Releases and Public Announcements. Neither Party will issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable law or listing requirements (in which case the disclosing Party will use reasonable efforts to advise the other Party prior to making the disclosure).

22.           Assignment. Neither Party may assign this Agreement, in whole or part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the forgegoing, no consent shall be required for (i) any assignment that occurs by operation of law as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets, or (ii) an assignment by a Party to any of its affiliates. The Parties acknowledge that affiliates of Publisher, including without limitation, its pre-press publishing services function, may administer Publisher’s rights and obligations under this Agreement, and that such administration shall not be deemed an assignment of this Agreement. In addition, during the term hereof, any affiliate of Publisher may secure the rights and benefits under this Agreement by giving written notice to YPS and YPS and such affiliate shall thereafter promptly negotiate in good faith to document their agreement under which YPS’s products and services shall be provided to such affiliate; provided however, that unless otherwise agreed by such affiliate, such agreement shall be substantially identical in all material respects to this Agreement, including the Project Compensation Schedule and other pricing provisions hereof.

23.           Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto, their respective successors and permitted assigns. Nothing in this Agreement, except as is specifically provided in this Agreement, is intended to confer upon any person, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

24.           Entire Agreement; Amendment. This Agreement, including all attached Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior letters of intent, arrangements, representations, warranties, statements, promises, information and undertakings, whether oral or written, expressed or implied, with respect to the subject matter of this Agreement. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.

25.           Legal Construction and Severability. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to be illegal, invalid or unenforceable, then such provision will not be voided, but will be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, unless to so continue the Agreement would unjustly prejudice the Parties hereto. In the event a conflict exists between the terms of this Agreement and the terms of any of the exhibits or schedules incorporated herein, including without limitation the Form of Preferred Escrow Agreement, the terms of this Agreement shall govern.

26.           Waiver. The remedies herein reserved will be cumulative and additional to any other or further remedies provided at law or equity. No failure to enforce or insist upon strict compliance with any provision of this Agreement will be deemed to constitute a waiver of rights to demand strict compliance with the terms hereof. No waiver of any term or condition of this Agreement will be deemed or construed to be a waiver of such term or condition in the future, or of any subsequent breach of said term or any other terms of this Agreement.

27.           Force Majeure. Neither Party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by some condition, failure, or occurrence reasonably beyond its control including, but not limited to, Acts of God; Government restrictions or regulations (including the denial or cancellation of any necessary license); storm; flood; fire; war; terrorism; civil disorder; insurrection; strike; curtailment of transportation or communications facilities; power failure or surge; damage to, destruction of, or failure to perform by the supplier of, a network facility (including telephone service, the Internet, a wide area network or an ISP network or server), and/or any other cause beyond the reasonable control of the Party whose performance is affected. Notwithstanding the foregoing, a Party will be excused from performance hereunder only if it is using commercially reasonable efforts to work around the force majeure event. During the pendency of any such event and while either Party’s performance obligations are consequently excused, the other Party’s performance (including payment) obligations shall also be excused.

28.           Section Headings. The section headings contained in this Agreement are for convenience and for reference purposes only, and will not be deemed to constitute a substantive portion of this Agreement.

29.           Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, will be an original, and such counterparts will together constitute one and the same instrument.

30.           Subcontracts. YPS may not subcontract any portion of the Services without Publisher’s prior written approval, and will remain fully liable for the work performed and for the acts and omissions of any approved subcontractor. YPS will require any approved subcontractor to comply with the applicable terms of this Agreement. Publisher will not be responsible for the performance of any YPS subcontractor or for performing any of YPS’s obligations to any such subcontractor. Any references in this Agreement to YPS’s products or services shall mean and include the products and services provided on YPS’s behalf by YPS’s subcontractors. The Parties recognize that YPS currently uses a third party vendor, US West, for web hosting services to be provided hereunder and Publisher hereby consents to the use of this subcontractor.

31.           Time of the Essence. Time is of the essence in the performance of each and every obligation of the Parties established by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first set forth above.

YP WEB PARTNERS, L.L.C.		R.H. DONNELLEY
d/b/a YPSolutions		PUBLISHING & ADVERTISING,
INC.

By:	/s/ Bill Hammack	By:	/s/ Mike Boyce

Print Name:	BILL HAMMACK	Print Name:	Mike Boyce

Title:	CEO	Title:	VP MARKETING

Exhibit A

Directory Conversion Specifications

Las Vegas IYP Rollout

Directory (6-month cycle)	Issue	Sales Canvass Start	Specialty Pages	White Page Extract	Yellow Page Extract	Publisher Ship to Printer	Ship from Printer	IYP Prototype Sales Training	Print Delivery Start
Las Vegas —Free PROTOTYPE	Jul-03	n/a	5/16/03	4/16/03	5/8/03	5/22/03 - 6/9/03	6/12/03	6/16/03	6/18/03
Las Vegas —Sold	Jan 04	5/24/03	11/18/03	10/17/04	11/10/03	11/18/03 - 12/4/03	12/13/03	n/a	12/19/03
Las Vegas — Sold	Jul-04	12/9/03	5/16/04	4/16/04	5/8/04	5/15/04 - 6/2/04	6/12/04	n/a	6/18/04

Note: Some of the above dates have yet to be determined and have been estimated based on historical dates.

Production Timelines:

•                  Publisher will deliver Specialty Pages/Gov’t Pages: Specialty Pages Date + 3 days

•                  Publisher will deliver BFO File/WP listings: White Page Extract Date + 10 days

•                  Ad, Galley, HIP files and Coupon Pages: Yellow Pages Date + 5 days

•                  On the last day of Publisher Ship to Printer, Publisher will deliver:

1.               All ads that have changed since the initial extract

2.               Revised Galley File

3.               Revised HIP File

4.               A file that consists of the advertisers who purchased IYP1, IYP2 and have Opted Out.

Pages will be delivered via FTP to YPS server unless the need exists for alternate delivery means.

Exhibit B

General Web Site Specifications

A.                                    General Specifications

The overall design, layout and functionality of the Web Sites shall be consistent with the prototype Web Site developed and provided by YPS to Publisher, portions of which is attached to this Exhibit in PDF file format. The attached PDF file does not capture all of the features and functionality inherent in the HTML file format version of the prototype Web Site. The design, layout and functionality of the Web Sites also shall comply with the specifications contained in this Exhibit and may be modified in accordance with the terms of the Agreement.”

ListBoss

•                  Users may chose to see their search results with the ListBoss Product

•                  Users may click to access advertisements associated with the listings

•                  Results should be ‘sorted same as PageBoss section by seniority.

•                  Users may click on the addresses and a pop-up window will display a map of the location

•                  For non-prototype books, 1YP1 Customers will have the following Icons: Ad, coupon and map icon

•                  For non-prototype books, lYP2 advertisers will have all of IYP1 and also have email and Web Site icons

•                  Customers who have opted out would fall alphabetically after advertisers

PageBoss Yellow Pages

•                  Users may chose to see their search results with the PageBoss Product

•                  The search result will be highlighted

•                  Page background color will be set to match that of the ads

•                  All in-data hyperlinks to be activated unless noted by Publisher

•                  Software used to automatically activate hyperlinks that are identifiable in data stream

•                  Manual process to activate hyperlinks which are not activated programmatically

•                  Hyperlinks will be represented as blue text

•                  A popup menu with additional navigation options will be activated when users mouse over an ad

•                  For each Web Site, YPS will offer Publisher the option to geo-code substantially all of the addresses in the white and yellow pages listings in the Directory to which the Web Site relates. Upon completion of the geo-coding, YPS’s software will allow users accessing the Web Site to “click on” a specific address to activate a pop-up window which displays a map showing the exact location of that listing within the Directory’s geographic coverage area. This service will be provided in accordance with the Mapping Specifications set forth in the Web Hosting Specifications and for the fees specified in the Project Compensation Schedule. Publisher acknowledges that geo-coding does not ensure that 100% of all addresses will be linked to a map. For example, P.O. Boxes cannot be geo-coded.

•                  The interactive mapping feature provided with the CityBoss portal for Las Vegas will include an area map onto which is superimposed a grid representing populated coverage areas. Each of these grid squares will “drill down” to a detail map which will be navigable, including pan, zoom and the ability to search for a specific address.

CityBoss specifications are covered in the Web Portal Design Specifications.

Directory Tabs within the PageBoss product may include, but are not limited to the following:

PageBoss White Pages:

•

•                  Residential White

•                  Business White

•                  Information Pages

•                  Zip Code Guides

Civic/Gov’t:

•                  Tabs similar to the White Pages ensuring the following information is available:

•                  Any guides

•                  Government Officials/Offices

•                  U.S. Government Offices (from the yellow binding)

•                  Any other Gov’t information from the white binding

Specialty Pages

•                  Bright Idea Pages

Branding.

•                  Each page displayed to users will be branded with Publisher and /or Sprint Yellow Pages trade names, logos and color schemes in the header and navigation or otherwise in the pages as determined and approved by Publisher

YPS’s minimum client computer hardware and software requirements.

Intel Pentium 200 / Macintosh Power PC 200

800 x 600 Resolution

Must be compatible and fully functional with Internet Explorer 5.5 or Netscape Navigator 6.2 or higher

B.                                    Web Portal Specifications

The City Boss Basic Content includes, at a minimum, but not limited to, the items listed in 1) below:

1)                                     Basic Content:

a)              Weather (current Weather, 5-day forecast, Radar)

b)             Stock Quotes and Financial News

c)              Local, National Government officials

d)             World News

e)              U.S. Headline News

f)                Sports News

g)             Financial News

h)             Entertainment News

i)                 Concerts

j)                 Community Information, including the subcategories: (not available in all cities)

i)                 Shopping

ii)              Visiting the City

iii)           Local Events

iv)          Dining, Drinking & Entertainment

v)             Sport

vi)          Destination Guides

vii)       Historical Background

viii)   Recommended Tours

k)              Horoscopes

1)              Events Calendar

m)           Apartment Finder

n)             Event Tickets

2)                                     Transactional Content (Available at Publisher’s Option):

a)              Hotel Reservations – Allows users to book hotel reservations online.

b)             Golf Tee Times – Allows users to reserve Golf Tee Times online.

c)              Car Rentals – Allows users to book Cu Rentals online.

d)             Apartment Finder – Allows users to search for apartments based on a variety of specifications. Provides user a list of apartments that meet the desired criteria and the ability to develop a personal account based on these preferences. Powered by www.rent.com.

e)              Event Tickets – Allows users to purchase Event Tickets online.

f)                Roommate Finder – Powered by www.roommateservice.com.

g)             Job Finder

YPS may, from time to time, change vendors for these services. If current content providers make changes to the fee structure offered YPS, Publisher and YPS will agree to adjust fees for this service and/or cancel the service.

3)                                      Additional Content:

a)              TV Listings

b)             Movie Listings

c)              Coupon Software

C.                                    Modification Services Standards

For these purposes, Modification Services will mean changes to the content of the web pages. This does not include changes to software, hardware or to the connections to the Internet.

There will be two types of modifications services provided by YPS:

•                                          Planned periodic modification of the Web Site

Periodic modifications to the Web Site will be aggregated and performed as deemed by Publisher.

•                                          Emergency modification of the Web Site

YPS will make emergency modifications to the Web Site within 24 hours of Publisher’s request.

All changes shall be posted to YPS’s staging server and approved by Publisher prior to being made available to the public.

Exhibit C

Web Hosting Specifications

A.            Internet Server and Connectivity Standards

[YPS to provide]

Bandwidth utilization statistics shall be included in the Monthly Systems Availability Report and be provided on a daily basis.

B.            Regular/Ongoing Maintenance/System Availability

Systems shall be available on a 24x7x365 basis, except as stipulated in the following. Good server and software health is paramount to ensure system availability and is considered a normal and expected activity.

Regular, consistent, and ongoing maintenance, which does not require interruption of service, shall be performed on all servers and software. This maintenance category does not interrupt service nor involves significant changes to software operation; therefore, the maintenance is performed on an as needed/on-going basis and does not require the specific knowledge nor prior approval of RHD and is exempt from reporting requirements stipulated in Section 6.10.1. Examples of regular/ongoing maintenance include:

•                  Viewing/trimming security logs

•                  Back up file deletions

•                  Adding/deleting security accounts

•                  Adding/deleting directories and temporary files

•                  Other activities deemed necessary by YPS server administrators

•                  Installing updated drivers or maintenance software

Regular maintenance, which interrupts system availability via system reboots or pausing/stopping services, is also understood to be normal and is expected to be performed on a continual, yet planned, basis. This category of maintenance will be performed, as needed, on the first and third Friday evening of each month, between 11pm and 1 am, for durations not to exceed 1 hour. If the projected down-time is expected to be less than 1 hour, within the 2 hour window, the maintenance activity does not require the prior knowledge or approval of RHD and is exempt from reporting defined in Section 6.10.1. Maintenance where the projected time is expected to be over 1 hour or beyond the 2 hour window shall be approved, in writing (e-mail is acceptable), by RHD with at least 48 hours notice and shall be included in reporting stipulated in Section 6.10.1. Because YPS uses redundant web servers, one server will automatically pick up all traffic while the other is being maintained. If in the rare instance both primary and redundant servers need to be maintained at the same time, the user will receive a message stating:

“Servers being maintained. Please return in 15 minutes”. Examples of maintenance in this category are:

•                  Applying security patches, as recommended by software manufacturers
(example: critical security patches for the Windows 2000 Advanced Server OS);

•                  Replacing a hard drive, system board, fan, or other hardware device;

•                  Upgrading YPS developed software; or

•                  Other maintenance activities deemed necessary by YPS server administrators/YPS software developers.

C.                                    Security

Access to YPS server resources is delineated into two distinct categories:

1.               Physical Security. The security of the system from unauthorized physical access.

2.               System Security. The security of the system from unauthorized data access.

Physical security measures are controlled by ViaWest Salt Lake City, UT. An attachment of the levels of physical security is provided.

The YPS server/software systems shall employ commercially reasonable safeguards which include, but are not limited to:

•                  Natted IPs through the router

•                  Firewall – VPN protected/encrypted connections for data transfer and protection from denial of service (DOS) attacks (for example: settings to prevent “the ping of death”, settings to close pcAnywhere port scanning, etc...)

•                  Serving public information via virtual shares

•                  Individual and verified user level login and subsequent group access to resources to minimize administration

•                  Disabled guest accounts

•                  Disabled auto-play on all devices

•                  Disallowed blank passwords

•                  User accounts are only created via approved and verified access lists

•                  Disallowing anonymous access to DCOM objects

•                  Using URL scans to filter URL based attacks

•                  Employ Symantec’s Norton Anti-Virus Enterprise Level virus protection

•                  Drive, directory, and file level security

•                  Messenger services disabled

•                  Disabled logon as service rights to other than administrators

•                  Password expiration dates w/criteria

•                  And many other settings, methods, policies, and procedures

“Significant Security Breach” is defined as an unauthorized person or entity successfully gaining physical access to the Directory Infrastructure Systems or access to YPS protected data via internet connection. Attempts to gain unauthorized access is a known hazard of running systems that serve information to the general public (via D.O.S., worm, virus, and exploit attacks) and, therefore, attempted security breaches will not be reported to Publisher unless the source of the attempted breach of security originates from a connection owned or operated by the Publisher.

D.            Downtime Events

Downtime is defined as any event, within YPS control, which includes the physical facility and direct internet connections of YPS facilities and contracted hosts, which prohibits access for a period of time that is greater than 5 minutes, except as allowed for in Exhibit C, paragraph B. An example of a non-YPS controlled event is a Pacific Bell service interruption, which renders the entire internet backbone inoperable, for 3 hours due to a switching station fire.

E.              Disaster Recovery Procedures

YPS and its subcontractors should identify Disaster Recovery practices for each location (site) and environment, including development, test, staging, and production platforms. (See attached)

I.                 Mapping Specifications

For each Web Site, YPS will offer Publisher the option to geo-code substantially all of the addresses in the white and yellow pages listings in the Directory to which the Web Site relates. Upon completion of the geo-coding, YPS’s software will allow users accessing the Web Site to “click on” a specific address to activate a pop-up window which displays a map showing the exact location of that listing within the Directory’s geographic coverage area. This service will be provided in accordance with the Mapping Specifications set forth in the Web Hosting Specifications and for the fees specified in the Project Compensation Schedule. Publisher acknowledges that geo-coding does not ensure that 100% of all addresses will be linked to a map. For example, P.O. Boxes cannot be geo-coded.

J.              Usage and Tracking Reports

The Usage and Tracking Reports, at a minimum, shall include the information and data described in the Usage and Tracking Report presentation provided by YPS to Publisher, portions of which are attached to this Exhibit in PDF file format. The attached PDF file does not capture all of the features and functionality inherent in the HTML file format version of the Usage and Tracking Report presentation. YPS shall electronically transmit site usage data as required by Publisher.

K.            Promotion on Internet Search Engines

Promotion of Publishers Web Portals will at a minimum be submitted to the following Search Engines/Directories available on the World Wide Web:

Yahoo (free Submission)

Alta Vista

Ask Jeeves

Google

Inktomi

MSN

AOL

Hot Bot

Lycos

Netscape Search

Overture

Open Directory Project

Look Smart (free Submission)

L.             Web Site Optimization Program

YPS, for a fee, will also provide a Web Traffic Optimization Program, which will assist the Publisher in ranking higher on the leading Search Engines/Directories. Each of the major search engines and directories uses a unique methodology or algorithm to determine a site’s relevance to keyword queries that considers a variety of HTML elements of a Web site. YPS will develop Publishers Web site based on the most important HTML elements for Basic Web Traffic Optimization. These include but are not limited to:

1.               Page Title: This is the most important element of site ranking and should be unique for every key entry page.

2.               Description Meta Tag: A good description is critical so a page not only ranks well, but so potential customers will actually click on your link. The Description tag is the only meta tag supported by some engines.

3.               Body text: Most engines will spider the actual page content to look for consistent use of keywords throughout the text, scanning the first 200 words on the page.

4.               Search-engine friendly content: Search engine spiders function most effectively on static HTML pages. They have difficulty with Flash, frames, scripts, images, multimedia, etc.

A description of additional services and fees is included in the Project Compensation Schedule.

(Attachment)

HAMMACK JONES GROUP (HJG) / YPSOLUTIONS INFORMATION SYSTEMS (IS) CONTINGENCY PLAN (New Orleans/Metairie Operations)

1.               PRELIMINARY PLANNING

a.               PURPOSE AND OBJECTIVES.

(1)                                  To provide a contingency plan for the operation of critical automated information systems at an offsite facility should our office building become partially/totally destroyed or become unavailable for an extended period of time.

(2)                                  To provide critical support functions in the event of failure or total loss of HJG systems. Critical systems will tolerate a down time of not more than two (2) calendar days. Important and routine systems will tolerate reasonable down time required to repair or replace the system.

(3)                                  This plan provides for a primary offsite facility at On Line Web Marketing located in St. George, Utah where critical system operations can continue.

b.              SCOPE. To ensure an effective plan exists, all data (and some software programs/applications) must be categorized as critical, important, or routine.

(1)                                  Critical Data – Data which HJG could not function without.

(2)                                  Important Data – Data which has taken a long time to develop or is one of a kind but would not stop support. Also data /systems which would require activation if operations are curtailed for a period over 30 days.

(3)                                  Routine Data. Data of a one time nature that loses its value upon completion. Should it be discovered the data is needed during the execution of this plan, it can be reprogrammed or reconstructed within 10 man-work days.

c.               ASSUMPTIONS. This plan makes several assumptions:

(1)                                  On Line Web Marketing, on 24 hours notice, has LAN capability and can make 2 static IP’s available for use.

(2)                                  Employees of HJG have the PC issued to them by HJG in their possession (at a minimum, the CPU).

(3)                                  If evacuation is planned, HJG will transport its servers via the most secure and expeditious manner available to St. George, Utah.

2.                                       EVENTS INCLUDED. Many events and situations (threats) can impact the operation of automated information systems. These threats normally take the shape of environmental influences or internal system abnormalities. Most emergency situations would be environmental in nature such as fire or natural disaster. The primary concern is long-term power outages caused by fire, water damage due to flooding or sprinkler systems, or natural disasters resulting in damage which would require extensive restoration (greater than one week [5 working days]).

a.               The greatest potential for damage by environmental means comes from Hurricanes which are prevalent in this geographical area for nearly 6 months during the calendar year (June to November). Because the physical location of HJG is below sea-level and electrical power and telephone lines are primarily above ground, these assumptions can be made about the aftermath of a hurricane:\

(1)          Physical access to our Building may be denied or limited for at least one week due to debris. Access could also be denied because of hazardous material expelled from blown transformers, leaking natural gas, or other sources.

(2)          Electrical power/telecommunications may not be restored for up to several months.

(3)          Access may be indefinitely denied in the event of levy breakage along the Mississippi river in the New Orleans area.

b.              The next threat is fire (whether the damage occurs from fire, smoke, or water). These assumptions can be made:

(1)          Systems exposed directly to fire or extreme heat will be damaged beyond repair and hard drives may not be recoverable.

(2)          Systems inadvertently left powered-up during a fire evacuation or left with the power on after normal working hours will be damaged beyond repair due to electrical arcing and hard drives may not be recoverable.

(3)          Systems not visibly damaged will be inoperable during a two to three day dry out period if the space was exposed to water.

(3)          Depending on location, intensity, duration and type of fire, access may be denied to working spaces for several days due to: investigations; release of hazardous material; or unavailability of electrical power.

c.               The next threats are loss of access to data due to system failure or introduction of a destructive virus, worm, or time bomb.

(1)          In the event of system failure, the IT Director shall be notified to determine extent of failure.

(2)          If failure is verified and the system data cannot be recovered, the data storage unit shall be removed and rendered inoperable by the IT Director if it contains sensitive data. If data can be retrieved, the operator shall perform a routine backup as stipulated in this plan and the storage device cleaned of all sensitive data.

(3)          The operator shall initiate steps to determine if the unit is currently covered by warranty or service contract and directly arrange for the system to be repaired. If it is determined the system is not under warranty, the IT Director shall be notified, via a request for service, of the need for repair and ensure maintenance/repair is scheduled and performed.

(4)          If repair involves replacement of the hard disc drive, it is the responsibility of the operator to notify the IT Director. The IT Director will clean sensitive data and will be verified clean by the IT Director. Once the new storage device is installed, the IT Director or his/her designee(s) shall prepare the device to receive data (install operating system and primary programs). The operator or IT Director shall restore data files from the latest backup set.

(5)          If failure of the system is due to a destructive virus (or virus like phenomenon) the system will be entirely cleaned by the responsible IT Director. All backup sets containing data generated by the failed system shall be checked for viruses and cleaned as necessary. The system will be certified clean by the 1T Director and if necessary, reload operating system and primary programs.

3.              EVENTS EXCLUDED. Any unforeseen disaster or situation which would deny access for periods of less than one week. These events include, but are not limited to: civil disturbances, bomb threats, malicious activities by individuals or groups, and other unforeseen events.

4.              PRIORITIES. Continued development/production/support with systems used to support YP Solutions.

a. Short term priorities are defined as projected operations from St. George, Utah for less than one month. HJG priorities are to continue to:

(1)          Provide access to HJG mail by all its employees via the Internet;

(2)          Process, track, and provide feedback to outside staffs at St George on processing/coding/other requests for producing online books;

b.              Long term priorities are defined as projected operations from a location to be determined for more than one month. Priorities in addition to short term priorities stated above, are to continue to:

(1)          Gather/report financial information through Great Plains;

(2)          Continue to update information in the CRM, ACT, and on files designed to support Publisher sites.

(3)          Manage/operate the pay, finances, and logistics of HJG;

(4)          Provide administrative support such as domain renewals, updating and publishing directives, and other routine admin functions.

5.              DATA CATEGORIES AND ASSIGNED RESPONSIBILITIES. Department Heads are responsible for:

a.               Critical Data – Data/programs which HJG could not function without. The following is categorized as critical:

DATA	Responsible Department
YP Solutions Development	YP Development
YP Production	Production
Current YP Solutions Data	YP Dev/Production/IT
Webboss Programming/Development Data	Development/IT
Mail System	IT

b.              Important Data – Data which has taken a long time to develop or is one of a kind but, if not readily available, would not stop HJG operations. The Primary operator/originator of the data has the responsibility to categorize data as Important because he/she is aware of the time and effort spent to create the data and the effort it would take to replace it. The Commander, HJG has determined the following data is IMPORTANT and shall be subject to these provisions:

DATA	RESPONSIBLE DEPARTMENT
Current Programs	IT
Current Inventory	Finance/IT
Current Budget and Finance Information	Finance/IT
Current Pay Information	Finance/IT

c.               Routine Data. Data which is of a one time nature that loses its value upon completion and can usually be reprogrammed of reconstructed within 1-5 man-work days. Examples are: templates for word processing documents, simple databases, etc...

6.              Contingency Plan Testing. A test of this plan, at least annually, shall be performed at the discretion of the CEO.

7.              Contingency Plan Activation. Activation of the HJG Contingency Plan will be at the verbal or written communication of the CEO.

Applicability. Although this enclosure only directly applies to HJG stag, all HJG subordinate affiliates will establish contingency plans.

4 January 2003

YPSOLUTIONS (YPS) INFORMATION SYSTEMS (IS) CONTINGENCY(ViaWest Salt Lake

City, UT Facility /Via-SLC/)

1.                                      PRELIMINARY PLANNING

a.               PURPOSE AND OBJECTIVES.

(1)          To provide a written plan for the operation of critical IS currently operating at Via-SLC at the OLWM (On Line Web Marketing) facility in St. George, UT should the Via-SLC facility become partially/totally inaccessible for an extended period of time.

(2)          To provide critical support functions in the event of failure or total loss of YPS Via-SLC systems. Critical systems will tolerate a down time of not more than two(2) working days or 16 man hours. Important and routine systems will tolerate reasonable down time required to repair or replace the system.

(3)          This plan provides for a primary offsite facility at the offices of On Line Web Marketing (OLWM), St. George, UT. where critical system operations can continue within four (4) hours of said downtime.

b.              SCOPE. To ensure an effective plan exists, all data (and some software programs/applications) must be categorized as critical, important, or routine.

(1)          Critical Data – Data which YPS could not function without.

(2)          Important Data – Data which has taken a long time to develop or is one of a kind but would not stop support. Also data /systems which would require activation if operations are curtailed for a period over 30 days.

(3)          Routine Data. Data of a one time nature that loses its value upon completion. Should it be discovered the data is needed during the execution of this plan, it can be reprogrammed or reconstructed within 10 man-work days.

c.               ASSUMPTIONS. This plan makes several assumptions:

(1)          A complete step-by-step plan is not currently necessary due to the small number of systems currently covered under this plan.

(2)          The personnel tasked with completing this plan are thoroughly familiar with the system design and software/hardware requirements and a complete step-by-step action plan is not currently necessary. For example: Upon notification by competent authority representing ViaWest Salt Lake City, UT, that the facility is inaccessible, YPS personnel must change the YPSOLUTIONS.COM DNS records to reflect IP addresses to within the OLWM facility, etc.

(3)          The complexity of system design and the number of systems will change. Therefore, a detailed testing and audit of this plan shall be completed at least annually to ensure it’s completeness and accuracy and to determine if detailed step-by-step planning is necessary.

(4)          The Via-SLC facility has sustained damage to the extent that it is unusable for at least 7 working days.

(5)          OLWM has LAN capability and can make 8 static 1P’s available for use.

(6)          OLWM has at least 2 servers (preferably 4) available for emergency restore of the back-up information stored at OLWM.

(7)          The event which causes the Via-SLC Facility to become unavailable is localized to the Via-SLC facility and does not hamper OLWM operations.

2.              EVENTS INCLUDED. Many events and situations (threats) can impact the operation of IS. These threats normally take the shape of environmental influences or internal system abnormalities. Most emergency situations would be environmental in nature, such as: fire or natural disaster. The primary focus of this document is long-term/sustained power outage and/or facility inaccessibility caused by fire, water damage due to flooding or sprinkler systems, or natural disasters resulting in damage which causes Via-SLC to cease operations for periods which exceed 5 working days.

a.               The greatest threat to the Via-SLC facility is fire (whether the damage occurs from fire, smoke, or water). These assumptions can be made:

(1)                                  Systems exposed directly to fire or extreme heat will be damaged beyond repair and hard drives may not be recoverable.

(2)                                  Systems inadvertently left powered-up during a fire evacuation or left with the power on after normal working hours will be damaged beyond repair due to electrical arcing and hard drives may not be recoverable.

(3)                                  Systems not visibly damaged will be inoperable during a two to three day dry out period if the space was exposed to water.

(3)                                  Depending on location, intensity, duration and type of fire, access may be denied for several days due to: investigations; release of hazardous material; or unavailability of electrical power.

b.              The next threats are loss of access to data due to system failure or introduction of a destructive virus, worm, or time bomb.

(1)                                  In the event of system failure, the IT Director shall be notified to Determine extent of failure.

(2)                                  If failure is verified and the system data cannot be recovered, the data storage unit shall be removed and rendered inoperable by the IT Director if it contains sensitive data. If data can be retrieved, the operator shall perform a routine backup as stipulated in this plan and the storage device cleaned of all sensitive data.

(3)                                  The operator shall initiate steps to determine if the unit is currently covered by warranty or service contract and directly arrange for the system to be repaired. If it is determined the system is not under warranty, the IT Director shall be notified, via a request for service, of the need for repair and ensure maintenance/repair is scheduled and performed.

(3)                                  If repair involves replacement of hard disc drives, it is the responsibility of the operator to notify the IT Director. The IT Director will clean sensitive data and will be verified clean by the IT Director. Once the new storage device is installed, the IT Director or his/her designees) shall prepare the device to receive data (install operating system and primary programs). The operator or IT Director shall restore data files from the latest backup set.

(4)                                  If failure of the system is due to a destructive virus (or virus like phenomenon) the system will be entirely cleaned by the responsible IT Director. All backup sets containing data generated by the failed system shall be checked for viruses and cleaned as necessary. The system will be certified clean by the IT Director and if necessary, reload operating system and primary programs.

3.              EVENTS EXCLUDED. Any unforeseen disaster or situation reasonably beyond YPS’s control, which would deny access for periods of less than 5 days. These events include, but are not limited to: civil disturbances, bomb threats, malicious and unforeseen activities by individuals or groups, and other unforeseen events for which YPS reasonably could not prevent. The Via-SLC facility is responsible, by contract, to provide access and connectivity, as stipulated by contract, for minor interruptions.

4.              PRIORITIES. Continued service to clients.

a.               Short term priorities are defined as projected operations from OLWM for less than one month. YPS priorities are to continue to:

(1)                                  Provide access to web-based information by the general public to the YPS online products (ListBoss, TrafficBoss, PageBoss, Webboss) via the Internet;

(2)                                  Process, track, and provide feedback to outside staffs on processing/coding/other requests for producing online books;

b.              Long term priorities are defined as projected operations from a location to be determined for more than one month. Priorities in addition to short term priorities stated above, are to continue to:

(1)                                  Provide for the complete backup of system information and client data every 7 days;

(2)                                  Provide for the incremental backup of system information and client data on a daily basis;

(3)                                  Provide administrative support to YPS clients which may be originated through or information provided via Via-SLC systems. For example: FTP access, database maintenance, etc;

(3)                                  Acquire the necessary equipment and setup replication services for the purpose of load balancing.

(4)                                  Re-establish reporting procedures as defined in client service agreements.

5.              DATA CATEGORIES AND ASSIGNED RESPONSIBILITIES.

a.               Critical Data – Data/programs which YPS could not function without. The following is categorized as critical:

DATA	Responsible Department
YPS Client Publication Information and Databases	IT Dept
YPS Proprietary Data and Programs	Development

b.              Important Data – Data which has taken a long time to develop or is one of a kind but, if not readily available, would not stop YPS operations. The Primary operator/originator of the data has the responsibility to categorize data as Important because he/she is aware of the time and effort spent to create the data and the effort it would take to replace it. The partners of YPS have determined the following data is IMPORTANT and shall be subject to these provisions:

DATA	RESPONSIBLE Department
Legacy Programs / Data	Development
Legacy Client Information	IT
Client information in the production process which may be stored at the Via- SLC facility	Development\Production

c.               Routine Data. Data which is of a one time nature that loses its value upon completion and can usually be reprogrammed of reconstructed within 1-5 man-work days. Examples are: templates for word processing documents, simple databases, etc...

6.               Contingency Plan Testing. A test of this plan, at least annually, shall be performed at the discretion of the YPS partners.

7.               Contingency Plan Activation. Activation of the YPS Via-SLC Contingency Plan will be at the verbal or written communication of the YPS partners.

8.               Applicability. Although this enclosure only directly applies to the YPS Via-SLC facility, all YPS entities will establish contingency plans.

Exhibit D

Enhancements and Upgrades Specifications

The following is a list of future product enhancements that have been discussed by YPS. The items in section #1 below are expected for the live product launch in Las Vegas and are to be completed on the timetable they have set forth. Section #2 consists of future enhancements that will be made available to the publisher once they are developed. YPS will provide updates on an ongoing basis concerning the progress of these enhancements.

1)              Due in 90 - 120 days for Live Product Launch in Las Vegas

a)              Enhanced Searching / Improved Search Interface

i)                 Support multiple formats for names

ii)              Present search results in order of exact match, prefix match, substring match

b)             Statistical Package

i)                 Modify to account for Page query strings

ii)              User-friendly page names in statistical reports

iii)           Add reporting for keyword searches

c)              Desktop Shortcut

d)             Additional Browser Toolbar, when downloaded, becomes a resident part of a user’s web browser

2)              Future Tasks and Product Enhancements (not listed in order of priority)

a)              Enhanced Searching / Improved Search Interface

i)                 Search for synonyms (I.e. lawyer/attorney)

ii)              Handle misspelled terms and names

iii)           Locate different word forms (plumber / plumbing)

b)             Selective “on/off’ for URL’s, email

i)                 From unified editor, turn on or off buttons, extra-lines across the product line

c)              Extracting addresses from in-column (EPS miner)

i)                 Implementing process to extract addresses, Web Addresses, Brands, and potentially other attribute data

d)             ListBoss Enhancements

i)                 Interactive Listing Format Editing

ii)              Enhanced Listing Controls

(1)          On / Off dates

(2)          Sort Order

iii)           Cookie PageBoss/ListBoss Selection - Remember Users

e)

f)                Attribute Search

i)                 Based on data within a Space, Display or Dynamic Ad allow end users an intuitive search mechanism

g)             Brand Search

i)                 See Attribute Search

h)             Dynamic Ad Program

i)                 Gives advertisers a tool to both populate attributes, and have an editable one page web presence

i)                 PageBoss Wrapper Graphic Interface Improvements

j)                 Continuing 3rd Party application Integration (I.e. video buttons)

k)              Proximity Searching

1)              Point to Point driving directions

m)           CityBoss management improvements

n)             Transactional icons at Listing Level

i) Book It button, Schedule appointment, Buy Now

o)             IMF automation

i)                 Given an SRT or SRT-like database display only sold items, or turn to RL’s advertiser data where IMF not sold

p)             CD-ROM: Demo Complete

q)             Modify Task manager to allow client access

i)                 Service Order Feeds

ii)              Change Requests

iii)           Bug Reporting

r)                “Satsuma”

i)                 A dynamic, fully automated web pagination system

ii)              Rules Based with interactive data tagging (for when you need to break the rules)

iii)           Table driven with user-friendly interactive interfaces

iv)          Powerful pagination options

(1)          Real-time Desktop Application

(2)          Real-time Web Application

(3)          Instant repagination after changes

(4)          Run-time search specific page builder

s)              Back end editor for PageBoss

Exhibit E

Third Party Software Utilized

Microsoft Office Applications

Adobe Photoshop

Adobe Illustrator

Macromedia Freehand

Macromedia Fireworks

Macromedia Dreamweaver

Corel Draw

Ultra Edit

Visual Slick Edit

Photophilia

Librarian

Quark Express

Microsoft Interdev

Fox Pro

Yellow Magic Publishing System

Exhibit F

Directories List

Publisher’s telephone directories are identified in this Exhibit by directory publication name. The geographic area of initial or primary distribution of each such directory constitutes the geographic distribution area for that directory.

A.            Exclusive Area Directories (to be completed by Publisher)

1.               Las Vegas, NV

2.               Central Florida North and South Editions (Orlando/Winter Park, FL)

3.               Naples-Collier County, FL

4.               Punta Gorda-Port Charlotte, FL

5.               Ocala-Marion Countywide, FL

6.               Fayetteville-Cumberland County, NC

7.               Hunterdon Countywide, NJ

8.               Tallahassee, FL

9.               Charlottesville, VA

10.         Ft. Walton Beach-Des, FL

11.         Ft. Myers/Lee County, FL

B.            Publisher’s Directories

•                  Issue dates are subject to change.

•                  List is sorted alphabetically by State and then alphabetically by directory name.

Issue Date	Directory Name	State
June-04	BEVERLY HILLS	FL
September-04	BONITA SPRINGS/N NAPLES	FL
May-04	CAPE CORAL-N FT MYERS	FL
January-04	Central Fla North	FL
January-04	Central Fla South	FL
June-04	CITRUS COUNTYWIDE	FL
April-04	CLEWISTON-MOORE HAVEN	FL
May-04	Crestview	FL
June-04	CRYSTAL RIVER,FL	FL
June-04	DADE CITY,FL	FL
January-04	FL Orlando-WtrPk-Ctl FL	FL
May-04	Ft Walton Beach	FL
September-04	GOLDEN GATE,FL	FL
October-04	GOLDEN TRIANGLE,FL	FL
April-04	GREATER LK OKEE,FL	FL
September-04	GULF SHORE AREA,FL	FL
November-04	HIGHLANDS CNTYWIDE	FL
June-04	INVERNESS,FL	FL

September-04	Jackson-Holmes Cos	FL
April-04	Kissimmee-Spanish	FL
April-04	Kissimmee-St Cld	FL
April-04	LABELLE/ALVA,FL	FL
August-04	Lake County South, FL	FL
October-04	LAKE COUNTY,FL	FL
November-04	LAKE PLACID, FL	FL
May-04	LEE CNTY AREA,CLASS	FL
March-04	LEE CNTY AREA-ALPHA	FL
May-04	LEHIGH ACRES, FL	FL
June-04	Madison-Jefferson Cos	FL
September-04	MARCO ISLAND,FL	FL
September-04	NAPLES,FL-ALPHA	FL
September-04	NAPLES,FL-CLASS	FL
March-04	OCALA-MARION CNTYWIDE	FL
October-04	PEACE RIVER VALLEY	FL
November-04	PUNTA GORDA COM	FL
November-04	PUNTA GORDA-PT CHARLOTTE	FL
May-04	S. FORT MYERS,FL	FL
May-04	SANIBEL-CAPTIVA ISL, FL	FL
June-04	Starke	FL
October-04	SUMTER CNTYWIDE,FL	FL
December-04	Tallahassee	FL
December-04	Tallahassee	FL
March-04	TRI-COUNTY AREA,FL	FL
May-04	Volusia Co West	FL
November-04	WILLISTON, FL	FL
February-04	ADAMS/WELLS CNTIES, IN	IN
August-04	DENVER, IN	IN
August-04	FLORA-ROSSVILLE, IN	IN
March-04	HANCOCK-HENRY SUB	IN
April-04	JAMESTOWN, IN	IN
November-04	JASPER/NEWTON, IN	IN
March-04	JAY COUNTY, IN	IN
June-04	JOHNSON CNTY SUB	IN
July-04	KOSCIUSKO CNTYWIDE	IN
August-04	LAFONTAINE, IN	IN
September-04	LAGRANGE CNTYWIDE	IN
April-04	MARSHALL COUNTY, IN	IN
May-04	NAPPANEE, IN	IN
April-04	STARKE/PULASKI COUNTIES	IN
July-04	THE LAKES AREA,IN	IN
July-04	TRI-STATE REG,IN	IN
December-04	TWIN LAKES REGION,IN	IN

January-04	UNION CITY, IN	IN.
October-04	WHITLEY CNTY, IN	IN
March-04	BARTON/STAFFORD CNTY REG	KS
July-04	BELLE PLAINE, KS	KS
December-04	BURLINGTON/OSAGE CITY	KS
January-04	CENTRAL KANSAS REG,KS	KS
July-04	COURTLAND-CLYDE	KS
June-04	E.CENTRAL KANSAS REG	KS
March-04	JUNCTION CITY,KS	KS
December-04	NE KANSAS REG, KS	KS
January-04	RUSSELL-OSBORNE, KS	KS
October-04	SE KANSAS REG, KS *	KS *
March-04	TURKEY RED REG, KS	KS.
December-04	AITKIN-CROSBY, MN	MN
February-04	ALEXANDRIA, MN	MN
March-04	BENSON, MN	MN
August-04	BROOKLYN PARK, MN	MN
January-04	CHASKA/WACONIA, MN	MN
April-04	COKATO-DASSEL HOWARD LK	MN
April-04	GLENCOE, MN	MN
June-04	GRANITE FALLS, MN	MN
April-04	HASTINGS, MN	MN
January-04	Lake City-Plainview	MN
May-04	Lewiston, MN	MN
January-04	Long Prairie, MN	MN
December-04	New Richland, MN	MN
June-04	St. James, MN	MN
October-04	CMSU Campus Dir, MO	MO
January-04	Golden Valley, MO	MO
August-04	Harrisonville-Butler Reg	MO
June-04	Jefferson City Reg	MO
April-04	KCI Regional, MO	MO
June-04	King City, MO	MO
September-04	Lebanon Regional	MO
January-04	NW Missouri, MO	MO
October-04	Odessa-Lexington Reg	MO
December-04	Rolla Regional, MO	MO
February-04	Warrensburg Reg	MO
August-04	Ahoskie, NC	NC
July-04	Albemarle Area, NC	NC
November-04	Asheboro	NC
August-04	Clinton, NC	NC
December-04	Dunn, NC	NC
August-04	Duplin Cnty, NC	NC

October-04	Eden-Madison	NC
January-04	Elkin	NC
June-04	Fayetteville, NC	NC
February-04	Fuquay-Varina, NC	NC
March-04	Gibsonville, NC	NC
October-04	Greenville, NC	NC
November-04	Havelock, NC	NC
March-04	Henderson/Wake Forest	NC
April-04	Hickory	NC
June-04	Hillsborough	NC
April-04	Jacksonville, NC	NC
November-04	Johnston County, NC	NC
August-04	Kernersville, NC	NC
November-04	Kinston, NC	NC
January-04	Maxton/Red Spgs, NC	NC
August-04	Mocksville	NC
September-04	Moore Cnty Areawide	NC
June-04	Morehead City, NC	NC
January-04	Mount Airy	NC
November-04	New Bern, NC	NC
June-04	North Wilkesboro	NC
June-04	Outer Banks, NC	NC
January-04	Pittsboro/Siler City	NC
August-04	Roanoke Rapids, NC	NC
April-04	Rocky Mount, NC	NC
September-04	Roxboro	NC
December-04	Tarboro, NC	NC
November-04	Troy	NC
March-04	Wake Forest, NC	NC
July-04	Walkertown	NC
Much-04	Washington, NC	NC
June-04	West Jefferson	NC
December-04	Whiteville, NC	NC
December-04	Williamston, NC	NC
November-04	Wilson Cnty Areawide	NC
March-04	Yanceyville	NC
November-04	North Platte Valley, NE	NE
September-04	Belle Mead-Somerville	NJ
January-04	Chester-Washington	NJ
February-04	Hunterdon Cnty	NJ
July-04	Sparta-Lk Mohawk Area	NJ
July-04	Sussex Cntywide	NJ
January-04	Tewksbury, NJ	NJ
March-04	Warren Cntywide, NJ	NJ

September-04	Boulder City	NV
September-04	Henderson	NV
January-04	Las Vegas	NV
July-04	Las Vegas	NV
July-04	Las Vegas	NV
September-04	Las Vegas Valley West	NV
January-04	Laughlin, NV*	NV *
February-04	New Residents Guide	NV
September-04	North Las Vegas	NV
October-04	Ada, OH	OH
April-04	Adamsville-Frazeyburg	OH
October-04	Bluffton, OH	OH
February-04	Bucyrus, OH	OH
December-04	Darke Cntywide, OH	OH
May-04	Defiance Areawide, OH	OH
November-04	Delphos, OH	OH
April-04	Fulton-Henry Cntywide	OH
January-04	Green Springs, OH	OH
August-04	Indian Lake, OH	OH
July-04	Jefferson/Andover Area	OH
July-04	Lake Milton, OH	OH
October-04	Lima Areawide; OH	OH
August-04	Logan Cntywide, OH	OH
January-04	McConnelsville, OH	OH
December-04	Morrow Cntywide, OH	OH
May-04	Mount Vernon, OH	OH
January-04	Mt. Sterling, OH	OH
July-04	Newton Falls, OH	OH
November-04	Ottawa	OH
June-04	Pataskala	OH
December-04	Preble Cntywide	OH
November-04	Richland-Ashland	OH
October-04	Shelby Cntywide	OH
November-04	Shelby Comm	OH
January-04	Stony Ridge	OH
July-04	Trumbull Cntywide	OH
August-04	Union Cntywide	OH
October-04	Van Wert	OH
May-04	Warren Cnty Areawide	OH
January-04	Wayne-Holmes Cntywide	OH
November-04	Cntrl & N Oregon Coast	OR
June-04	Columbia Gorge	OR
October-04	Sheridan-Carlton	OR
November-04	Tillamook Cntywide	OR

September-04	Upper Rogue	OR
October-04	Bedford County	PA
August-04	Beech Creek-Mill Hall	PA
December-04	Butler Cntywide	PA
July-04	Chambersburg	PA
December-04	Cranberry/Wexford Area	PA
April-04	Cumberland Cntywide	PA
November-04	Elizabethtown	PA
September-04	Gettysburg	PA
September-04	Hanover	PA
May-04	Juniata Valley Areawide	PA
May-04	Perry Cnty	PA
December-04	Slippery Rock	PA
October-04	Southern Blair	PA
July-04	Waynesboro	PA
July-04	Beaufort	SC
February-04	Greenwood Reg	SC
April-04	Hampton-Estill	SC
July-04	Holly Hill	SC
November-04	Ridgeland	SC
January-04	SALUDA, SC	SC
November-04	EAST TENN STATE UNIV	TN
November-04	ELIZABETHTON, TN	TN
September-04	ERWIN-UNICOI CNTY	TN
June-04	GREENEVILLE, TN	TN
October-04	JONESBOROUGH, TN	TN
November-04	MOUNTAIN CITY, TN	TN
February-04	TRI-CITIES/BRISTOL	TN
October-04	TRI-CITIES/JOHNSON CITY	TN
June-04	TRI-CITIES/KINGSPORT	TN
January-04	BULLARD,TX	TX
June-04	CEDAR CREEK LAKE AREA	TX
January-04	CLIFTON, TX	TX
December-04	COMMERCE/COOPER	TX
September-04	GATESVILLE-HAMIITON	TX
January-04	GRIMES CNTY AREA, TX	TX
August-04	GROESBECK AREA, TX	TX
June-04	HENDERSON CNTY AREA	TX
January-04	Humble, TX	TX
May-04	Kaufman, TX	TX
May-04	Killeen/Ft Hood Area	TX
July-04	Overton/Troup Area	TX
September-04	Palestine/Anderson Cnty	TX
December-04	Palo Pinto County	TX

July-04	Pettus, TX	TX
June-04	Salado, TX	TX
December-04	Stephenville Reg,	TX
December-04	Stockdale,	TX
June-04	West Columbia, TX	TX
July-04	Wise Cnty Area, TX	TX
February-04	Abingdon, VA	VA
May-04	Altavista	VA
August-04	Bachelors Hall	VA
August-04	Brookneal	VA
December-04	Charlottesville	VA
December-04	Charlottesville	VA
December-04	Farmville	VA
January-04	Front Royal	VA
Feb-04	Galax-Hillsville	VA
January-04	Lexington	VA
August-04	Luray	VA
April-04	Marion, VA	VA
June-04	Martinsville	VA
August-04	Montpelier	VA
November-04	Notwy Lunbrg Cty	VA
December-04	Rocky Mount	VA
September-04	South Boston	VA
January-04	South Hill	VA
December-04	Wythe Cnty-Bland Cnty	VA
March-04	Lower Yakima Valley	WA
March-04	Lower Yakima Vly Spanish	WA
August-04	Poulsboro/Bainbridge Isl	WA
January-04	Quilcene, WA	WA

Exhibit G

Protect Compensation Schedule

Service or Item Purchased	Cost
Initial Conversion Set-up Fee A one time programming fee for writing a conversion from the Publisher/Sprint publishing system to the data format utilized by ITS to produce “ListBoss “ and “PageBoss”	[***] for Yellow Pages [***] for White Pages

Annual Fee per Directory

This is an annual fee for publishing your book specific data in HTML in both the “ListBoss” and “PageBoss” formats. The fee covers all software and labor costs for provisioning and quality assurance proofing. The fee is per co-bound book

[***] annually for each directory A directory is defined as a co-bound book If there are separate editions of white and yellow, there would be 2 provisioning fees for that market

Portal Content Fee Includes Banner Management Software (CityBoss Product)	[***] per month per portal (Basic Package)

Banner Advertising Banner Management Software is included in Portal Content Fee	[***]

Additional Portal Content Movie Listing T.V. Listing Coupon Software	[***] per month per portal [***] per month per portal [***] per month per portal

Cost to Add Content to “CityBoss” Product	[***]

Transactional Content This is a revenue sharing product Hotel Reservations Golf Tee Times Car Rentals Apartment Finder Event Tickets Room Mate Finder Job Finder

[***]

Revenue Shared - this will be negotiated prior to implementation of product, however the amounts below are the minimum that would be expected

Publisher receives [***] of room rate

[***] per round booked

[***] per booking

[***] split on profit

[***] of booking price

[***] split on profit

[***] split on profit

Developing Automation of Coupon Links within the directory advertisements	One Time Charge of [***]

Service or Item Purchased	Cost
Create YPS Standard Community Portal per Book This is creating the Community portal for each book based on the template that is developed by R.H. Donnelley marketing.	[***] • Assuming the format does not change dramatically from market to market, there is [***]. • If excess work is required an hourly development rate of [***] will be charged.

Monthly Maintenance Fee Includes Server Space, Bandwidth Server Maintenance, Data Storage and technical support and product enhancement, as they become available. This is a monthly fee.	[***] per page yellow [***] per page community [***] per page coupon [***] per page white [***] per page government (any other pages will be negotiated with pricing based on graphic content)

Standard Books Tabs (Base package includes 3 tabs per portal)	[***]

Additional Tabs	[***] annually per tab

Iconic buttons These are referred to as “Web Buttons”. They are located within the advertisers ad or listing	Per Quote This product is currently not being considered.

Pop Up Menus

Located within the advertisers ad or listing and when “moused over” will produce a “pop-up” box that will allow the consumer to perform multiple functions such as linking to an advertisers Web Site or emailing an advertiser through the use of Iconic buttons.

One Time Charge of [***]

Mapping Set up Fee This is mapping for the “PageBoss” and “ListBoss “ product	[***] per directory This is a one time charge per book

Maps in Community pages/ Front of Book Setup Fees Mappoint.net technology	[***] per grid This is a one time charge per book. A grid is defined as the on line version of the map

Mapping	[***] per draw Mapping will be purchased in groups of [***] draws or [***] The pool of prepaid draws is for all directories.

Service or Item Purchased	Cost
Manual linking If email address is embedded in graphic a manual process would need to occur to enable or disable the hyperlink as needed	[***] per occurrence

Correction of product errors

These are errors in the on-line product which require correction. Corrections can require different levels of effort by YPS. More detailed pricing can be found in the Customer Service Matrix.

Minimum Effort

Major Effort

[***] per occurrence Per Quote

Customer Service Rate This is to provide technical customer service functions for either the customer or the company	[***] Price is included in the Monthly Maintenance Fees

Web Optimization Program

Combination search engine optimization and “pay per placement” strategies.

Web Optimization .

•                  Submission of site with major search engines and online directories

•                  Development of site through HTML elements to optimize traffic within search engines.

•                  Pay for Placement analysis / recommendations

•                  Keyword phrase for top, 50 categories for each market

Per Quote This product is currently not being considered. • [***] • [***] • Per Quote • [***] per phrase for Las Vegas Prototype only; future additional directories to be discussed based on results.

Initial Sales Training

Two days at no charge, however travel expenses are billed at actual cost incurred

Training consists of:

•                  Internet - Directory industry background

•                  Introduction to Internet directory

•                  Specific product training

•                  ListBoss

•                  PageBoss

[***] for training Travel Expenses are billed as incurred

Service or Item Purchased	Cost

•                  Portal (CityBoss)

•                  Discussion of other IYP infrastructure functionality products, and any third party products now provisioned and as available

•                  Intro to prep and presentation skills for Internet products

•                  Role play

NOTE: This is a one-time offer and is recommended for senior managers, trainers, sales managers, sales representatives and marketing team.

Additional Sales Training

1.                                       Classroom training per day:

•                  For 10 attendees

•                  Additional attendees

•                  Travel Expenses

2.                                       Field Training

•                  Base Fee

•                  Travel expenses

3.                                       Consulting (after Initial Training)

•                  Phone Marketing and Sales Consulting

•                  WebEx teleconferencing training

•                  On location consulting

NOTE: There is a one day minimum for the on-location sales training course and a three-day minimum for the field training

Charges are detailed below by Service

•                  [***] base fee

•                  [***] per day per additional attendee

•                  Travel Expenses are billed as incurred

•                  [***] base fee

•                  Travel Expenses are billed as incurred

•                  [***] per hour

•                  [***] per hour

•                  [***] per day

Initial Technical Training	[***] Travel Expenses are billed as incurred

Usage and Tracking Statistics Reporting Standard reports consist of but not limited too:

Who’s On

Session Per Hour

Page Views by Hour

Page Views by Page

Page Views by State

Top 50 Cities

Top 50 Categories

[***]

Software Upgrades	[***] Price is included in the Monthly

Service or Item Purchased	Cost
Maintenance Fees

Product Enhancements Offered by YPS	[***] Price is included in the Monthly Maintenance Fees

Product Enhancements Requested by R.H. Donnelley for exclusive use	Quoted Price

Archiving Expenses Archived ListBoss and PageBoss views	[***] per back up [***] per Gigabyte of data accessed

Development Fee For any development not part of Future Enhancements or new versions of software distributed by YPS	[***] per hour

Desktop Shortcut Development	[***] Part of future enhancements that are being implemented

Additional Browser Toolbar	[***] Part of future enhancements that are being implemented

Monthly System Availability Report	[***] Included in standard CityBoss functionality

Exhibit H

Preferred Escrow Agreement

See attached.

PREFERRED ESCROW AGREEMENT

Deposit Account Number   25227

This agreement (“Agreement”) is effective May 20, 2004 among DSI Technology Escrow Services, Inc. (“DSI”), YP Web Partners, L.L.C,, d/b/a YPSolutions (“Depositor”) and R.H. Donnelley Publishing & Advertising, Inc. (“Preferred Beneficiary”), who collectively may be referred to in this Agreement as the parties (“Parties”), or individually as a party (“Party”).

A.                                   Depositor and Preferred Beneficiary have entered or will enter into an Internet Services Agreement dated June    , 2003 regarding certain proprietary technology of Depositor (referred to in this Agreement as the “Internet Services Agreement”).

B.                                     Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

C.                                     The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

D.                                    Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of the proprietary technology materials of Depositor.

E.                                      The parties desire this Agreement to be supplementary to the Internet Services Agreement pursuant to 11 United States [Bankruptcy] Code, Section 365(n).

ARTICLE 1 — DEPOSITS

1.1                                 Obligation to Make Deposit. Upon the signing of this Agreement by the parties, Depositor shall deliver to DSI the proprietary technology and other materials (“Deposit Materials”) required to be deposited by the Internet Services Agreement or, if the Internet Services Agreement does not identify the materials to be deposited with DSI, then such materials will be identified on Exhibit A to this Agreement. If Exhibit A is applicable, it is to be prepared and signed by Depositor and Preferred Beneficiary. DSI shall have no obligation to either of the other Parties with respect to the preparation, accuracy, execution, signing, delivery or validity of Exhibit A.

1.2                                 Identification of Tangible Media. Prior to the delivery of the Deposit Materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other media upon which the Deposit Materials are written or stored. Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such medium by the item label description, the type of medium and the quantity. Exhibit B shall be signed by Depositor and delivered to DSI with the Deposit Materials. Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the Parties regarding the status of the account as required in Section 2.2 below.

1.3                                 Acceptance of Deposit. When DSI receives the Deposit Materials in Exhibit B, DSI will conduct a visual deposit inspection. At completion of the deposit inspection, if DSI determines that the labeling of the media matches the item descriptions and quantity on Exhibit B, DSI will date and sign Exhibit B and mail a copy thereof to Depositor and Preferred Beneficiary. If DSI determines that the labeling does not match the item descriptions or quantity on Exhibit B, DSI will (a) note the discrepancies in writing on Exhibit B; (b) date and sign Exhibit B with the exceptions noted; and (c) mail a copy of Exhibit B to Depositor and Preferred Beneficiary. DSI’s acceptance of the deposit occurs upon the signing of Exhibit B by DSI. Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary’s notice that the Deposit Materials have been received and accepted by DSI. OTHER THAN DSI’S INSPECTION OF THE DEPOSIT MATERIALS, AS DESCRIBED ABOVE, DSI SHALL HAVE NO OBLIGATION REGARDING THE ACCURACY, COMPLETENESS, FUNCTIONALITY, PERFORMANCE OR NON-PERFORMANCE OF THE DEPOSIT MATERIALS.

1.4                                 Depositor’s Representations. During the term of this Agreement, Depositor represents as follows:

a.                                       Depositor lawfully possesses all of the Deposit Materials deposited with DSI;

b.                                      With respect to all of the Deposit Materials and any materials provided solely for verification pursuant to Section 1.5 of the Agreement (“Test Materials”), Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement, provided further that DSI’s or its independent contractor’s use of any Deposit Materials or Test Materials, pursuant to Section 1.5 of this Agreement, is lawful and does not violate the rights of any third parties;

c.                                       As of the effective date of this Agreement, the Deposit Materials are not the subject of any specific liens or encumbrances, however, any liens or encumbrances made after the execution of this Agreement will not prohibit, limit, or alter the rights and obligations of DSI under this Agreement;

d.                                      The Deposit Materials consist of the proprietary technology and other materials identified either in the Internet Services Agreement, Exhibit A, or Exhibit B, as the case may be; and

e.                                       The Deposit Materials are readable and useable in their current form or, if any portion of the Deposit Materials is encrypted, the decryption tools and decryption keys have also been deposited.

1.5                                 Available Verification Services. Upon receipt of a written request from Preferred Beneficiary, DSI and Preferred Beneficiary may enter into a separate proposal agreement (“Statement of Work”) pursuant to which DSI will agree, upon certain terms and conditions, to inspect the Deposit Materials consistent with one or several of the levels of verification described in the attached Technical Verification Options. Depositor consents to DSI’s performance of any level(s) of verification described in the attached Technical Verification Options. Depositor shall reasonably cooperate with DSI by providing its facilities, computer, software systems, and technical support personal for verification; however, it is understood that DSI will make reasonable efforts not to create undue interference with Depositor’s personnel, work or workplace. Depositor shall provide such cooperation under Level I and Level II of the attached Technical Verification Options free of charge. Depositor shall also provide assistance under Level III free of charge for up to five (5) hours a week not to exceed an aggregate of 20 hours. Thereafter, Preferred Beneficiary agrees to compensate Depositor for services to assist DSI with its verification services at an hourly charge of $75. If a verification is elected after the Deposit Materials have been delivered to DSI, then only DSI, or, at DSI’s election, an independent contractor or company selected by DSI, may perform the verification.

1.6                                 Deposit Updates. Depositor shall, every six months or within 30 days of a major software release, deposit updates to the Deposit Materials, which updates shall contain updates, upgrades, or other revisions of the portions of the Deposit Materials that have been put into service. Such updates will be added to the existing deposit. All deposit updates shall be listed on a new Exhibit B and Depositor shall sign the new Exhibit B. Each Exhibit B will be held and maintained separately within the escrow account. An independent record will be created by DSI which will document the activity for each Exhibit B. Any deposit updates shall be held in accordance with Sections 1.2 through 1.4 above. All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.

1.7                                 Removal of Deposit Materials. The Deposit Materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.

ARTICLE 2 — CONFIDENTIALITY AND RECORD KEEPING

2.1                                 Confidentiality. DSI shall have the obligation to reasonably protect the confidentiality of the Deposit Materials. Except as provided in this Agreement or any subsequent agreement between the Parties, including without limitation Section 1.5, DSI shall not copy, disclose, transfer, make available or use the Deposit Materials. DSI shall obtain Depositor’s written consent before sharing any Deposit Materials with an independent contractor; provided that if DSI has obtained the independent contractor’s agreement thereto in writing, no additional consent shall be necessary. If DSI receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Materials, DSI will immediately notify the parties to this Agreement unless prohibited by law. It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order. DSI will not be required to disobey any order from a court or other judicial tribunal, including, but not limited to, notices delivered pursuant to Section 7.6 below.

2.2                                 Status Reports. DSI shall provide to Depositor and Preferred Beneficiary a report profiling the account history semiannually.

ARTICLE 3 — RIGHT TO MAKE COMM

3.1                                 Right to Make Copies. DSI shall have the right to make copies of the Deposit Materials as reasonably necessary to perform this Agreement. DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the Deposit Materials onto any copies made by DSI. With all Deposit Materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the Deposit Materials, including, but not limited to, the hardware and/or software needed, Any copying expenses incurred by DSI as a result of a request to copy will be borne by the Party requesting the copies. Alternatively, DSI may notify Depositor requiring its reasonable cooperation in promptly copying the Deposit Materials in order for DSI to perform this Agreement.

ARTICLE 4 — RELEASE OF DEPOSIT

4.1                                 Release Conditions.

On the happening of any Release Condition, Preferred Beneficiary will give written notice to DSI with a copy to Depositor, specifying the event, and Depositor or the escrow agent will thereupon and pursuant to sections 4.2, 4.3 and 4.4, promptly deliver to Preferred Beneficiary the Deposit Materials, including without limitation all deposited Rendering Programs (as defined in the Internet Services Agreement) source code and related escrowed materials.

As used in this Agreement, “Release Condition” shall mean the following:

(i)                                     Depositor is unable or unwilling to correct, within thirty (30) days of Depositor’s receipt of notice thereof, any material breach of this Agreement or the Internet Services Agreement;

(ii)                                  Depositor is unable or unwilling to provide the updates, upgrades, modifications, or revisions to the Rendering Programs that have been put into service by Depositor, or the other support services required under the Internet Services Agreement;

(iii)                               Any sale, assignment, or other transfer of Depositor’s rights to the Depositor Rendering Programs, without the prior written consent of Preferred Beneficiary, if such transfer would prevent Depositor from discharging its obligations under this Agreement or the Internet Services Agreement;

(iv)                              Depositor becomes insolvent, makes a general assignment for the benefit of creditors, or becomes the subject of a voluntary or involuntary petition in bankruptcy, or if a receiver, trustee, or custodian is appointed for Depositor’s business, or if Depositor’s assets become subject to any proceedings under any bankruptcy or insolvency law, or if Depositor has wound up or liquidated its business; or

(v)                                 Joint written instructions from Depositor and Preferred Beneficiary.

4.2                                 Filing For Release. If Preferred Beneficiary believes in good faith that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition, stating therein the particular Release Condition that occurred, and a request for the release of the Deposit Materials. Such notice shall be signed by the Preferred Beneficiary and on company letterhead. Unless DSI acknowledges or discovers independently, or through the Parties, its need for additional documentation or information in order to comply with this Section, DSI shall promptly provide a copy of the notice to Depositor by commercial express mail. Such need for additional documentation or information may extend the time period for DSI’s performance under this Section.

4.3                                 Contrary Instructions. From the date DSI mails the notice requesting release of the Deposit Materials, Depositor shall have five (5) business days to deliver to DSI contrary instructions (“Contrary Instructions”). Contrary Instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured. Contrary Instructions shall be signed by Depositor and on company letterhead. Upon receipt of Contrary Instructions, DSI shall promptly send a copy to Preferred Beneficiary by commercial express mail. Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to Section 7.4 of this Agreement. Subject to Section 5.2 of this Agreement, DSI will continue to store the Deposit Materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary; (b) dispute resolution pursuant to Section 7.4; or (c) an order from a court of competent jurisdiction.

4.4                                 Release of Deposit. If DSI does not receive Contrary Instructions from the Depositor, DSI is authorized to release the Deposit Materials to the Preferred Beneficiary or, if more than one beneficiary is registered to the deposit, to release a copy of the Deposit Materials to the Preferred Beneficiary. However, DSI is entitled to receive any fees due DSI before making the release. Any copying expenses will be chargeable to Preferred Beneficiary. This Agreement will terminate upon the release of the Deposit Materials held by DSI.

4.5                                 Right to Use Deposit Materials. Preferred Beneficiary shall have the right to use the Deposit Materials only for the Permitted Use thereof, as provided in the Internet Services Agreement. Preferred Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Materials.

ARTICLE 5 — TERM AND TERMINATION

5.1                                 Term of Agreement. The initial term of this Agreement is for a period of one year. Thereafter, this Agreement shall automatically renew from year to year unless (a) Depositor and Preferred Beneficiary jointly instruct DSI in writing that the Agreement is terminated; (b) DSI instructs Depositor and Preferred Beneficiary in writing after its renewal date that the Agreement is terminated for nonpayment in accordance with Section 5.2; or (c) DSI reserves the right to terminate this Agreement, for any reason, other than for nonpayment, by providing Depositor and Preferred Beneficiary sixty (60) days written notice of its intent to terminate this Agreement. If the Deposit Materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.

5.2                                 Termination for Nonpayment . In the event of the nonpayment of fees owed to DSI, DSI shall provide written notice of delinquency to all parties to this Agreement. Any party to this Agreement shall have the right to make the payment to DSI to cure the default. If the past due payment is not received in full by DSI within one (1) month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter by sending written notice of termination to all parties. DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.

5.3                                 Disposition of Deposit Materials Upon Termination. Subject to the foregoing termination provisions, and upon termination of this Agreement, DSI shall destroy, return, or otherwise deliver the Deposit Materials in accordance with Depositor’s instructions. If there are no instructions from Depositor after DSI’s notice of intent to terminate, DSI may, at its sole discretion, destroy the deposit materials or return them to Depositor. DSI shall have no obligation to destroy or return the Deposit Materials if the Deposit Materials are subject to another escrow agreement with DSI or have been released to the Preferred Beneficiary in accordance with Section 4.4.

5.4                                 Survival of Terms Following Termination. Upon termination of this Agreement, the following provisions of this Agreement shall survive:

a.                                       The obligations of confidentiality with respect to the Deposit Materials;

b.                                      The obligation to pay DSI any fees and expenses due;

c.                                       The provisions of Article 7; and

d.                                      Any provisions in this Agreement which specifically state they survive the termination of this Agreement.

ARTICLE 6 — DSI’S FEES

6.1                                 Fee Schedule. DSI is entitled to be paid its standard fees and expenses applicable to the services provided. DSI shall notify the party responsible for payment of DSI’s fees at least sixty (60) days prior to any increase in fees. For any service not listed on DSI’s standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.

6.2                                 Payment Terms. DSI shall not be required to perform any service, including release of any Deposit Materials under Article 4, unless the payment for such service and any outstanding balances owed to DSI are paid in full. Initial fees are due upon receipt of a signed contract or receipt of the Deposit Materials whichever is earliest. Payments on all renewal and services invoices are due net thirty (30) days from date of invoice. If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2.

ARTICLE 7 — LIABILITY AND DISPUTES

7.1                                 Right to Rely on Instructions. DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine. Depositor and Preferred Beneficiary shall each provide DSI the name of their respective employees who have authority to give instruction of instruments to DSI in the form of a completed Exhibit C, at time of the execution of this Agreement. DSI will not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document. DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.

7.2                                 Indemnification. Depositor and Preferred Beneficiary agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney fees and other liabilities (“Liabilities”) incurred by DSI relating in any way to this escrow agreement, except where and to the extent that DSI is adjudged to have acted negligently, or with gross negligence or willful misconduct. The rights and duties of protection, defense and indemnification as between Preferred Beneficiary and Depositor shall be controlled by the Internet Services Agreement and neither Depositor nor Preferred Beneficiary shall assert their respective rights and obligations under the Internet Services Agreement as a defense to their joint and several liability under this Agreement to DSI. DSI agrees to indemnify, defend and hold harmless Depositor and Preferred Beneficiary from any and all Liabilities incurred by Depositor or Preferred Beneficiary relating to its performance under this escrow agreement or statement(s) of work executed in connection therewith.

7.3                                 Limitation of Liability. In no event will DSI be liable for incidental, indirect, special, exemplary, punitive or consequential damages, including, but not limited to, damages (including loss of data, revenue and/or profits), costs or expenses (including legal fees and expenses), whether or not foreseen or foreseeable, arising out of, resulting from, related to or connected directly or indirectly with this Agreement, and in no event shall the collective liability of DSI in the aggregate exceed ten times the fees paid under this Agreement. The foregoing limitation of liability does not apply with respect to gross negligence or personal injury claims, property damage claims (excluding the Deposit), or intellectual property infringement. In no event will Depositor and/or Preferred Beneficiary be liable for incidental, indirect, special, exemplary, punitive or consequential damages, including, but not limited to, damages (including loss of data, revenue and/or profits), costs or expenses (including legal fees and expenses), whether or not foreseen or foreseeable, arising out of, resulting from, related to or connected directly or indirectly with this Agreement, and in no event shall the collective liability of Depositor and Preferred Liability in the aggregate exceed $100,000 or ten times the fees paid under this Agreement (whichever is greater). The foregoing limitation of liability does not apply with respect to gross negligence or personal injury claims, property damage claims, or intellectual property infringement. The liabilities between Depositor and Preferred Beneficiary and the remedies of each against the other, and any limitations thereon, shall be controlled by the Internet Services Agreement and neither Depositor nor Preferred Beneficiary shall assert their respective rights and obligations under the Internet Services Agreement as a defense to their joint and several liability under this Agreement to DSI.

7.4                                 Dispute Resolution. Any dispute, difference or question relating to or arising among any of the Parties concerning the construction, meaning, effect or implementation of this Agreement or any part hereof may be submitted to, and settled by, arbitration in which case the dispute shall be decided by a single arbitrator chosen by the San Diego Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall apply California law. Unless otherwise agreed by Depositor and Preferred Beneficiary, any arbitration will take place in San Diego, California, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the Party or, if unrepresented, to the Party at the last known business address. If, however, Depositor and/or Preferred Beneficiary refuses to submit to arbitration, the matter shall not he submitted to arbitration and DSI may submit the matter to any court of competent jurisdiction for an interpleader or similar action. Unless adjudged otherwise, any costs of arbitration incurred by DSI, including reasonable attorney’s fees and costs, shall be divided equally and paid by Depositor and Preferred Beneficiary.

7.5                                 Controlling Law. This Agreement is to be governed and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

7.6                                 Notice of Requested Order. If any Party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking, any action, that Party shall:

a.                                       Give DST at least five (5) business days prior notice of the hearing;

b.                                      Include in any such order that, as a precondition to DSI’s obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

c.                                       Ensure that DSI not be required to deliver the original (as opposed to a copy) of the Deposit Materials if DSI may need to retain the original in its possession to fulfill any of its other duties,

ARTICLE 8 — GENERAL PROVISIONS

8.1                                 Entire Agreement. This Agreement, which includes Exhibits described herein, embodies the entire understanding among the Parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written. DSI is not a party to the Internet Services Agreement between Depositor and Preferred Beneficiary and has no knowledge of any of the terms or provisions of any such Internet Services Agreement. DSI’s only obligations to Depositor or Preferred Beneficiary are as set forth in this Agreement. No amendment or modification of this Agreement shall be valid or binding unless signed by all the Parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary, Exhibit C need not be signed, and the Statement of Work need only be executed by DSI and Preferred Beneficiary.

8.2                                 Notices and Correspondence. All notices regarding Articles 4 and 5 and any Deposit Materials shall be sent by commercial express or certified mail, return receipt requested. All other correspondence, including invoices, payments, and other documents and communications, shall be sent First Class U.S. Mail and given to the Parties at the addresses specified in the attached Exhibit C. It shall be the responsibility of the Parties to notify each other as provided in this Section in the event of a change of physical and e-mail addresses. The Parties shall have the right to rely on the last known address of the other Parties. Any correctly addressed notice or last known address of the other parties that is relied on herein that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities by mail, through messenger or commercial express delivery services.

8.3                                 Severability. In the event any provision of this Agreement is found to be invalid or unenforceable, the Parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

8.4                                 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of Parties.

8.5                                 Waiver. Any term of this Agreement may be waived by the Party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the Party against whom the enforcement of the waiver is sought. No waiver of any condition, or breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy.

8.6                                 Regulations. Depositor and Preferred Beneficiary are responsible for and warrant compliance with all applicable laws, rules and regulations, including but not limited to customs laws, import, export, and re-export laws and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.

8.7                                 [Deleted].

8.8                                 No Third Parry Rights. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement unless otherwise agreed to by all the Parties hereto.

8.9                                 Authority to Sign. Each of the Parties herein represents and warrants that the execution, delivery, and performance of this Agreement has been duly authorized and signed by a person who meets statutory or other binding approval to sign on behalf of its business organization as named in this Agreement. DSI will be able to perform its obligations under this agreement once DSI has received a fully executed agreement.

8.10                           Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

YP Web Partners LLC		R.H. Donnelly Publishing & Advertising, Inc.
Depositor		Preferred Beneficiary
By:	/s/ William W. Scott	By:	/s/ Terry L. Hurley

Name:	William W. Scott	Name:	Terry L. Hurley

Title:	VP Business Dev	Title:	AVP & Asst General Counsel

Date:	May 13, 2004	Date:	April 29, 2004

DSI Technology Escrow Services, Inc

By:	/s/ Grant Jones

Name:	Grant Jones

Title:	Regional Sales Manager

Date:	5/20/04

FIRST AMENDMENT TO
INTERNET SERVICES AGREEMENT

THIS FIRST AMENDMENT TO INTERNET SERVICES AGREEMENT (this “Amendment”) is made as of December 13, 2006, between LOCAL MATTERS, INC., (“LMI”), and R. H. DONNELLEY PUBLISHING & ADVERTISING, INC. (the “Publisher”).

RECITALS

WHEREAS, on June 18, 2003 (“Effective Date”), YP Web Partners, L.L.C. d/b/a YPSolutions and Publisher executed an Internet Services Agreement (the “Agreement”);

WHEREAS, LMI purchased certain assets of YP Web Partners, L.L.C. d/b/a YPSolutions, including its rights and obligations under the Agreement;

WHEREAS, the LMI and Publisher desire to modify the certain terms and conditions of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LMI and Publisher hereto agree as follows:

1.             Definitions. Capitalized terms in this Amendment not expressly defined in this Amendment will have the meaning given to them in the Agreement.

2.             Amendments.

                A. The parties hereby delete Section 14.1 of the Agreement in its entirety and insert the following:

                “Term. This Agreement will become effective on the Effective Date and, except as otherwise provided herein, will continue in effect through December 31, 2007. Thereafter, unless terminated as provided herein, this Agreement shall be automatically renewed for additional one (1) year terms unless either party provides written notice, sixty (60) days prior to the expiration of the then-current term, to the other party of its intention not to renew.”

                B. The parties hereby delete Sections 10.7 and 10.8 of the Agreement in their entirety.

                3.             Additional Terms.  Notwithstanding anything to the contrary in the Agreement, Publisher may cancel LMI’s conversion of additional Directories effective on or after April 1, 2007 by providing LMI with at least 30 days prior written notice of the cancellation date. (“Cancellation Right”).  If Publisher exercises the Cancellation Right, LMI will continue to host Directories and Directory Content published on the Web Sites as of the effective date of the cancellation (“Cancellation Date”) for a period of one year from the Cancellation Date pursuant to the terms and conditions of the Agreement.  Without limiting the foregoing, if Publisher exercises the Cancellation Right, LMI will have no obligation to perform any acts required by Sections 3.1 — 3.4, 3.5.3 after the Cancellation Date.

                4.             Miscellaneous.  Except as amended as set forth above, the Agreement be and shall continue in full force and effect.  In the case of conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of  this Amendment shall prevail and govern.  This Amendment may be executed in one or more counterparts, any of which need not contain the signatures of both parties, but all signed counterparts taken together will constitute one and the same agreement.  A facsimile signature will be deemed as valid as an original signature.

                IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date set forth in the first paragraph hereof.

LOCAL MATTERS, INC.

By:	/s/ Perry Evans

Name:	Perry Evans

Title:	CEO

R.H. DONNELLEY PUBLISHING & ADVERTISING, INC.

By:	/s/ Margaret LeBeau

Name:	Margaret LeBeau

Title:	Chief Marketing Officer

12/13/06